Exhibit 99.(c)(vi)

Project San Jacinto DISCUSSION MATERIALS FOR THE BOARD OF DIRECTORS OF BATTALION OIL CORPORATION SEPTEMBER 18, 2024 | CONFIDENTIAL

DRAFT | SUBJECT TO FURTHER REVIEW Table of Contents 2 Page 1. Executive Summary 3 2. Financial Analyses 9 3. Selected Public Market Observations 32 4. Appendix 38 Weighted Average Cost of Capital Calculation 39 Observed Premiums Paid Analysis 42 Redeemable Convertible Preferred Stock Terms 45 Glossary of Selected Terms 48 5. Disclaimer 51

Page 1. Executive Summary 3 2. Financial Analyses 9 3. Selected Public Market Observations 32 4. Appendix 38 5. Disclaimer 51

Changes Since Materials Dated 9/16/24

MARKET AND COMMODITY PRICING UPDATE

- We have updated market pricing in the analysis to 9/16/24, compared to 9/11/24 in the previous materials. Certain Company metrics have been updated for market pricing as of 9/17/24.

Date	NYMEX Strip Case 9/11/24	
	Natural Gas	Crude Oil - WTI
2024	$2.35	$71.75
2025	$3.18	$65.13
2026	$3.53	$64.19
2027	$3.55	$63.74
2028	$3.49	$63.59
After	$3.49	$63.59

Date	NYMEX Strip Case 9/16/24	
	Natural Gas	Crude Oil - WTI
2024	$2.39	$73.21
2025	$3.17	$66.94
2026	$3.54	$65.53
2027	$3.56	$64.71
2028	$3.47	$64.30
After	$3.47	$64.30

NYMEX Strip Case	
Natural Gas	WTI
1.6%	2.0%
(0.2%)	2.8%
0.1%	2.1%
0.4%	1.5%
(0.6%)	1.1%
(0.6%)	1.1%

SELECTED TRANSACTIONS OBSERVATIONS AND ANALYSIS

- No changes have been made to the selected transactions analysis

SELECTED COMPANIES OBSERVATIONS AND ANALYSIS

- Median Adjusted EBITDA multiples increased 0.1x for both 2024E and 2025E
- Selected Adjusted EBITDA multiples were unchanged in the selected companies analysis

DISCOUNTED CASH FLOW ANALYSIS

- The Terminal Multiple selected range is unchanged compared to the previous materials
- The selected WACC range is unchanged compared to the previous materials
  - The risk-free rate of return decreased to 4.01% from 4.03% in the previous materials
  - The selected unlevered beta increased to 0.81 from 0.80 in the previous materials
  - The computed weighted average cost of capital is unchanged for the industry capital structure and cost of debt approach and increased 0.1% for the Company capital structure and cost of debt approach

OTHER

- The date at which the Redeemable Convertible Preferred stock accrues PIK interest has been updated to 9/17/24, compared to 9/13/24 previously

Source: Capital IQ.

DRAFT | SUBJECT TO FURTHER REVIEW

Houlihan Lokey | 4

DRAFT | SUBJECT TO FURTHER REVIEW Transaction Value Overview 1. Per Company management. 2. Includes 16.5 million common shares outstanding, 74,004 RSUs that are vested, and 85,736 RSUs that vest on change of control. 3. Consists of term loan of $160.2 mm and other debt of $0.2 mm. 4. Includes restricted cash. 5. Reflects estimated liquidation preference as of 9/17/24. 6. Based on selected Delaware Basin transactions. Sources: Company management and public filings. (dollars in millions) Revised for pricing and metrics as of 9/17/24 5 Selected Transaction Information Implied Transaction Multiples Merger Consideration [1] $7.00 Fully Diluted Shares [1] [2] 16.6 Total Cash Based Consideration $116.3 Implied Transaction Common Equity Value $116.3 Debt as of 6/30/24 [1] [3] 160.4 Cash as of 6/30/24 [1] [4] (54.5) Redeemable Convertible Preferred Stock [1] [5] 158.3 Implied Transaction Enterprise Value from Operations $380.5 Implied Transaction Multiples Selected Market Approach Information Corresponding Implied Selected Companies / Transactions [6] Summary Statistics Implied Transaction Multiples Base Amount Multiple Low High Median Mean Selected Companies Analysis Adjusted EBITDA FY 2024E $71.4 5.3x 2.4x 4.6x 3.2x 3.4x FY 2025E $79.4 4.8x 2.8x 4.3x 3.4x 3.5x Selected Transactions Analysis Adjusted EBITDA FY 2024E $71.4 5.3x 1.9x 4.6x 3.6x 3.4x Implied Premiums Corresponding Implied Implied Transaction Premia Base Amount Premium Per-Share Price as of 9/17/24 $3.05 129.5% 30-Day VWAP as of 9/17/24 $3.30 112.2% Per-Share Price as of 9/17/24 - Implied EV from Operations $314.8 20.8% 30-Day VWAP as of 9/17/24 - Implied EV from Operations $319.0 19.3% 5.3x 4.8x 0.0x 2.0x 4.0x 6.0x FY 2024E FY 2025E Adjusted EBITDA

DRAFT | SUBJECT TO FURTHER REVIEW  Parties to the Transaction:  Battalion Oil Corporation, a Delaware corporation (the “Company”)  Fury Resources, Inc., a Delaware corporation (“Parent”)  San Jacinto Merger Sub, Inc., a Delaware corporation (“Merger Sub”)  Form of Transaction:  Reverse Triangular merger with the Company surviving as a wholly owned subsidiary of Parent  Form of Consideration:  Cash  Transaction Consideration:  $[7.00] per share in cash (the “Merger Consideration”)  Termination Fee:  Company Termination Fee:2 3 $0 or $3.5 million  Closing Failure Fee:4 5 $25 million or $30 million (which includes the $10 million Initial Escrow Deposit Amount as a portion of such fee)  Certain Closing Conditions:  HSR Approval  Company Stockholder Approval  The Preferred Stock Transactions shall have been consummated  Representations and Warranties: Parent has delivered to the Company true and complete copies of (a) executed commitment letter(s), from Fortress Credit Corp. and AI Partners Asset Management Co., Ltd. (the “Lenders”) (the “Debt Financing Commitments”) and (b) each of the executed Purchase Agreement and Contribution Agreement  Related Agreements:  Certain stockholders of the Company have entered into a voting agreement (the “Voting Agreement”)  Holders of all of the issued and outstanding shares of the Company Series A Preferred Stock (the “Insider Stockholders”) and certain other persons (the “Purchasers”) (i) entered into a Purchase Agreement with Parent and (ii) are entering into an amendment to such Purchase Agreement with Parent, in each case, pursuant to which the Purchasers will purchase from Parent shares of the Series A Preferred Stock of Parent (such shares, the “Parent Preferred Stock” and such transaction, the “Preferred Stock Financing”)  The Insider Stockholders (i) entered into a Contribution, Rollover and Sale Agreement and (ii) are entering into an A&R Contribution, Rollover and Sale Agreement, in each case, pursuant to which the Insider Stockholders will contribute and/or sell to Parent all of the issued and outstanding shares of Preferred Stock in exchange for shares of Parent Preferred Stock (such transaction, the “Preferred Stock Contribution”)  The Company will sell shares of Company Common Stock to Parent for total aggregate cash proceeds of at least $160,000,000 (the “Common Equity Investments” and, together with the Preferred Stock Financing and the Preferred Stock Contribution, the “Preferred Stock Transactions”)  Other: Abraham Mirman, the chairman of Parent (the “Guarantor”) entered into (i) an A&R limited guarantee in favor of the Company pursuant to which the Guarantor has guaranteed certain obligations of each of Parent and Merger Sub under the Agreement (subject to a cap) and (ii) a limited guarantee in favor of the Company pursuant to which the Guarantor is guaranteeing certain obligations of each of Parent and Merger Sub under the Agreement (subject to a cap) in connection with the funding by Parent. 1. This summary is intended only as an overview of selected terms and is not intended to cover all terms or details of the Transaction. 2. Payable in the event (i) the Company terminates prior to obtaining the Company Stockholder Approval due to a Company Superior Proposal, (ii) Parent terminates due to a Change of Recommendation or (iii) the Company consummates a Company Superior Proposal within 1 year of termination, (iv) closing has not occurred by the Termination Date, (v) Company Stockholder Approval has not been obtained, or (vi) a breach by Company causes conditions to closing to not be satisfied by the earlier of the Termination Date and 30 Business Days from receipt of Parent’s written notice to terminate. 3. Company Termination Fee of $0 shall increase to $3.5 million if Parent has consummated the Full Escrow Funding. 4. Total fee payable in the event (i) the Company terminates due to a breach by Parent or Merger Sub causing conditions to closing to not be satisfied and such breach is not curable (or has not been cured) by the earlier of the Termination Date and 30 Business Days from receipt of Company’s written notice to terminate or due to the Closing not having occurred prior to the Termination Date and not at the fault of the Company or (ii) either the Company or Parent terminate due to the Closing not having occurred prior to the Termination Date and not at the fault of the terminating party or (iii) Parent fails to deliver all of the Qualifying Additional Financing Documents to the Company on or before 5:00 PM Central Time on April 26, 2024 or (iv) Parent fails to deliver, at least 7 days prior to Closing, Evidence of Funding and other evidence reasonably acceptable to the Company demonstrating that Parent and Merger Sub have financial resources available to them that are sufficient for Parent and Merger Sub to consummate the Merger upon the terms contemplated by the Agreement and pay all related fees and expenses or (v) Company terminates at any time prior to the delivery of Evidence of Funding by Parent. The Company shall be entitled to the Initial Escrow Deposit Amount if the Agreement is terminated for any reason other than those contemplated in the immediately preceding sentence or when the Company Termination Fee is payable to Parent as described in note 2. 5. Initial Closing Failure Fee of $25 million shall increase to $30 million if Parent delivers to Company Qualifying Additional Financing Documents. Source: Agreement and Plan of Merger, dated as of December 14, 2023, as amended by that certain First Amendment to the Agreement and Plan of Merger, dated as of January 23, 2024, that certain Second Amendment to the Agreement and Plan of Merger, dated as of February 6, 2024, that certain Third Amendment to the Agreement and Plan of Merger, dated as of February 16, 2024, that certain Fourth Amendment to the Agreement and Plan of Merger, dated as of April 16, 2024, that certain Fifth Amendment to the Agreement and Plan of Merger, dated as of June 10, 2024 and that certain Sixth Amendment to the Agreement and Plan of Merger, dated as of September 11, 2024 (as amended, the "Agreement"), and Company management. Summary of Selected Transaction Terms1 6

Summary of Financial Analysis Methodologies

Methodology	Description	Assumptions
Discounted Cash Flow Analysis: *NAV*	▪ Based on the present value of the future pre-tax cash flows associated with the 1P reserves[1] expected to be generated from the Company's assets to be developed on a stand-alone, status quo basis, adjusted for certain corporate items	▪ Considers three price decks: (i) strip pricing, (ii) strip pricing +10%, and (iii) strip pricing -10% [2] ▪ 1P cash flows based on management projections discounted to present value utilizing risk-adjusted discount rates by reserve category ▪ Wells run out to end of economic life ▪ Utilizes estimates for P&A liabilities included in the ARIES database ▪ AGI joint venture interest is not separately added ▪ Damages claim related to delay in commencement of operations of AGI joint venture is separately added ▪ Net working capital deficit is separately deducted ▪ G&A / corporate overhead is separately deducted
Selected Transactions Analysis	▪ Based on statistics of selected exploration & production precedent transactions in the Delaware Basin	▪ Selected metric: Adjusted EBITDA ▪ AGI joint venture interest is separately added ▪ Damages claim related to delay in commencement of operations of AGI joint venture is separately added ▪ Net working capital deficit is separately deducted
Selected Companies Analysis	▪ Based on statistics of selected publicly traded exploration & production companies focused on or with significant exposure to the Delaware Basin	▪ Selected metric: Adjusted EBITDA ▪ AGI joint venture interest is separately added ▪ Damages claim related to delay in commencement of operations of AGI joint venture is separately added ▪ Net working capital deficit is not separately deducted
Discounted Cash Flow Analysis: *Corporate*	▪ Based on the present value of the future unlevered post-tax[3] cash flows associated with the Company on stand-alone, status quo basis	▪ Reflect corporate projections discounted at WACC ▪ Terminal period cash flows based on Adjusted EBITDA multiple ▪ AGI joint venture interest is separately added ▪ Damages claim related to delay in commencement of operations of AGI joint venture is separately added ▪ Net working capital deficit is not separately deducted
Supplemental Analysis: Premiums Paid Analysis	▪ Based on observed premia in precedent corporate exploration & production transactions	▪ Selected premia calculated on the basis of 1 day, 15 day, and 30 day VWAP

1. 1P reserves consist of proved reserves.
2. Strip pricing from NYMEX. Premium and discount applied to strip pricing after 18 months for Strip +10% and Strip -10% price decks, respectively.
3. Based on the current projections, as per Company management, the Company is not expected to pay corporate taxes on a status quo basis for the foreseeable future.

DRAFT | SUBJECT TO FURTHER REVIEW

Houlihan Lokey | 7

DRAFT | SUBJECT TO FURTHER REVIEW Note: No weighting ascribed to any particular methodology. 1. NAV analysis effective date of 7/1/24. 2. Represents value-weighted RADRs for each analysis. 3. Per Company management. 4. As of 9/17/24. 5. Represents changes at the midpoint. Negative common equity values per share have been bounded at zero at the lower end. Source: Company management. Financial Analyses Summary Implied Per Share Value Reference Range Metric Used NAV Analysis [1] Reserves – RADR Approach Strip Pricing PV12 -- PV10 [2] Strip +10% Pricing PV13 -- PV11 [2] Strip -10% Pricing PV12 -- PV10 [2] Selected Transactions Analysis Adjusted EBITDA FY 2024E 3.75x -- 4.25x Selected Companies Analysis Adjusted EBITDA FY 2024E 3.50x -- 4.00x FY 2025E 3.25x -- 3.75x Corporate DCF Analysis Terminal Multiple WACC: 14.50% Terminal Multiple: 3.00x -- WACC: 12.50% Terminal Multiple: 3.50x Implied Common Equity Value Per Share Reference Range Unchanged $0.34 ($0.02) ($0.01) Unchanged ($0.02) Unchanged Revised pricing as of 9/17/24 and Implied Common Equity Per Share Reference Ranges. Change since prior materials [5] 8 $0.00 $0.98 $0.48 $0.00 $0.00 $0.00 $0.00 $0.00 $3.41 $2.67 $0.64 $0.00 $2.77 $0.00 Merger Consideration [3]: $7.00 Current Share Price [4]: $3.05 30-Day VWAP [4]: $3.30 $0.00 $2.00 $4.00 $6.00 $8.00 $10.00

Page 1. Executive Summary 3 2. Financial Analyses 9 3. Selected Public Market Observations 32 4. Appendix 38 5. Disclaimer 51

Financial Analyses Summary
Net Asset Value Analysis

Revised for pricing as of 9/16/24

(dollars in millions, except as noted)

	Reserves - RADR Approach								
	Strip Pricing			Strip +10% Pricing			Strip -10% Pricing		
Net Reserves	$288.2	--	$317.9 (A)	$353.5	--	$404.6 (B)	$241.7	--	$256.9 (C)
Implied Reserves Value Reference Range	$288.2	--	$317.9	$353.5	--	$404.6	$241.7	--	$256.9
Note: Unrisked PV-10 Value	*$387.7*	--	*$387.7*	*$493.4*	--	*$493.4*	*$283.7*	--	*$283.7*
Note: Implied Blended RAF [1]	*74.3%*	--	*82.0%*	*71.6%*	--	*82.0%*	*85.2%*	--	*90.6%*
Market Value of Hedges	($9.2)	--	($9.2)	($21.9)	--	($21.9)	$3.8	--	$3.8
Implied Hedge-Adjusted Reserves Value Reference Range	$279.0	--	$308.7	$331.6	--	$382.7	$245.5	--	$260.8
Cash and Cash Equivalents as of 6/30/24 [2] [3]	$54.5	--	$54.5	$54.5	--	$54.5	$54.5	--	$54.5
AGI Joint Venture [4]	$0.0	--	$0.0	$0.0	--	$0.0	$0.0	--	$0.0
Damages Claim [2] [5]	$18.5	--	$18.5	$18.5	--	$18.5	$18.5	--	$18.5
Net Working Capital Deficit as of 6/30/24 [2]	($51.4)	--	($51.4)	($51.4)	--	($51.4)	($51.4)	--	($51.4)
Corporate G&A [6]	($45.6)	--	($39.9)	($45.6)	--	($39.9)	($45.6)	--	($39.9)
Implied Total Enterprise Value Reference Range	$255.1	--	$290.4	$307.6	--	$364.4	$221.5	--	$242.5
Total Debt as of 6/30/24 [2] [7]	($160.4)	--	($160.4)	($160.4)	--	($160.4)	($160.4)	--	($160.4)
Implied Total Equity Value Reference Range	**$94.7**	--	**$130.0**	**$147.2**	--	**$204.1**	**$61.2**	--	**$82.1**
Redeemable Convertible Preferred Stock [2] [8] [9] [10] [11] [12]	($158.3)	--	($158.3)	($158.3)	--	($158.3)	($158.3)	--	($158.3)
Implied Total Common Equity Value Reference Range	**$0.0**	--	**$0.0**	**$0.0**	--	**$45.8**	**$0.0**	--	**$0.0**
Shares Outstanding as of 9/5/24 [2] [13] [14]	16.5	--	16.5	16.5	--	16.5	16.5	--	16.5
Implied Common Equity Value Per Share Reference Range	**$0.00**	--	**$0.00**	**$0.00**	--	**$2.77**	**$0.00**	--	**$0.00**

Please see the following page for footnotes.

DRAFT | SUBJECT TO FURTHER REVIEW

Houlihan Lokey | 10

DRAFT | SUBJECT TO FURTHER REVIEW Financial Analyses Summary Net Asset Value Analysis (cont.) 1. Represents value-weighted RAFs for each analysis as applicable. 2. Per Company management. 3. Includes restricted cash. 4. Economic benefit of Company's 5% interest in AGI Joint Venture reflected in reserve cash flows as an offset to certain expenses. 5. Estimated damages claim due to delay in commencement of operations of the AGI Joint Venture. 6. 2024E G&A capitalized at 4.00x at the low end and 3.50x at the high end. 7. Consists of term loan of $160.2 mm and other debt of $0.2 mm. 8. Includes Series A preferred equity issued by the Company on 3/28/23, which converts into ~3.5 mm shares based on a liquidation preference of $31.5 mm and conversion price of $9.03 per share. 9. Includes Series A-1 preferred equity issued by the Company on 9/6/23, which converts into ~5.9 mm shares based on a liquidation preference of $44.7 mm and conversion price of $7.63 per share. 10. Includes Series A-2 preferred equity issued by the Company on 12/15/23, which converts into ~6.3 mm shares based on a liquidation preference of $39.4 mm and conversion price of $6.21 per share. 11. Includes Series A-3 preferred equity issued by the Company on 3/27/24, which converts into ~3.2 mm shares based on a liquidation preference of $21.6 mm and conversion price of $6.83 per share. 12. Includes Series A-4 preferred equity issued by the Company on 5/13/24, which converts into ~3.3 mm shares based on a liquidation preference of $21.1 mm and conversion price of $6.42 per share. 13. Includes 16.5 million common shares outstanding and 74,004 RSUs that are vested. Excludes performance shares that vest under change of control. 14. The Company has 132,822 options outstanding (three equal tranches at exercise prices of $18.91, $28.23 and $37.83). Source: Company management. 11

DRAFT | SUBJECT TO FURTHER REVIEW Financial Analyses Summary (cont.) Selected Transactions Analysis (dollars in millions) Please see the following page for footnotes. Selected Transactions Analysis FY 2024E Adjusted EBITDA Corresponding Base Amount $71.4 Selected Multiples Range 3.75x -- 4.25x Implied Enterprise Value Reference Range $267.6 -- $303.3 Cash and Cash Equivalents as of 6/30/24 [1] [2] $54.5 -- $54.5 AGI Joint Venture [3] $3.9 -- $4.4 Damages Claim [1] [4] $18.5 -- $18.5 Net Working Capital Deficit as of 6/30/24 [1] ($51.4) -- ($51.4) Implied Total Enterprise Value Reference Range $293.1 -- $329.3 Total Debt as of 6/30/24 [1] [5] ($160.4) -- ($160.4) Implied Total Equity Value Reference Range $132.8 -- $168.9 Redeemable Convertible Preferred Stock [1] [6] [7] [8] [9] [10] ($158.3) -- ($158.3) Implied Total Common Equity Value Reference Range $0.0 -- $10.6 Shares Outstanding as of 9/5/24 [1] [11] [12] 16.5 -- 16.5 Implied Common Equity Value Per Share Reference Range $0.00 -- $0.64 12

DRAFT | SUBJECT TO FURTHER REVIEW Financial Analyses Summary (cont.) Selected Transactions Analysis (cont.) 1. Per Company management. 2. Includes restricted cash. 3. See page 31 for details. 4. Estimated damages claim due to delay in commencement of operations of the AGI Joint Venture. 5. Consists of term loan of $160.2 mm and other debt of $0.2 mm. 6. Includes Series A preferred equity issued by the Company on 3/28/23, which converts into ~3.5 mm shares based on a liquidation preference of $31.5 mm and conversion price of $9.03 per share. 7. Includes Series A-1 preferred equity issued by the Company on 9/6/23, which converts into ~5.9 mm shares based on a liquidation preference of $44.7 mm and conversion price of $7.63 per share. 8. Includes Series A-2 preferred equity issued by the Company on 12/15/23, which converts into ~6.3 mm shares based on a liquidation preference of $39.4 mm and conversion price of $6.21 per share. 9. Includes Series A-3 preferred equity issued by the Company on 3/27/24, which converts into ~3.2 mm shares based on a liquidation preference of $21.6 mm and conversion price of $6.83 per share. 10. Includes Series A-4 preferred equity issued by the Company on 5/13/24, which converts into ~3.3 mm shares based on a liquidation preference of $21.1 mm and conversion price of $6.42 per share. 11. Includes 16.5 million common shares outstanding and 74,004 RSUs that are vested. Excludes performance shares that vest under change of control. 12. The Company has 132,822 options outstanding (three equal tranches at exercise prices of $18.91, $28.23 and $37.83). Source: Company management. 13

DRAFT | SUBJECT TO FURTHER REVIEW Financial Analyses Summary (cont.) Selected Companies Analysis (dollars in millions) Please see the following page for footnotes. Selected Companies Analysis FY 2024E FY 2025E Adjusted EBITDA Adjusted EBITDA Corresponding Base Amount $71.4 $79.4 Selected Multiples Range 3.50x -- 4.00x 3.25x -- 3.75x Implied Enterprise Value Reference Range $249.8 -- $285.4 $258.0 -- $297.7 Cash and Cash Equivalents as of 6/30/24 [1] [2] $54.5 -- $54.5 $54.5 -- $54.5 AGI Joint Venture [3] $3.9 -- $4.4 $3.9 -- $4.4 Damages Claim [1] [4] $18.5 -- $18.5 $18.5 -- $18.5 Net Working Capital Deficit as of 6/30/24 [5] $0.0 $0.0 $0.0 -- $0.0 Implied Total Enterprise Value Reference Range $326.7 -- $362.8 $334.9 -- $375.1 Total Debt as of 6/30/24 [1] [6] ($160.4) -- ($160.4) ($160.4) -- ($160.4) Implied Total Equity Value Reference Range $166.3 -- $202.5 $174.5 -- $214.7 Redeemable Convertible Preferred Stock [1] [7] [8] [9] [10] [11] ($158.3) -- ($158.3) ($158.3) -- ($158.3) Implied Total Common Equity Value Reference Range $8.0 -- $44.2 $16.2 -- $56.4 Shares Outstanding as of 9/5/24 [1] [12] [13] 16.5 -- 16.5 16.5 -- 16.5 Implied Common Equity Value Per Share Reference Range $0.48 -- $2.67 $0.98 -- $3.41 14

DRAFT | SUBJECT TO FURTHER REVIEW Financial Analyses Summary (cont.) Selected Companies Analysis (cont.) 1. Per Company management. 2. Includes restricted cash. 3. See page 31 for details. 4. Estimated damages claim due to delay in commencement of operations of the AGI Joint Venture. 5. The selected companies have been observed to have a net working capital deficit on an unadjusted basis. However, due to recent transactions executed by the selected companies, pro forma net working capital information is unavailable. In the absence of this information, an incremental deduction for the net working capital deficit has been excluded from the selected companies analysis. 6. Consists of term loan of $160.2 mm and other debt of $0.2 mm. 7. Includes Series A preferred equity issued by the Company on 3/28/23, which converts into ~3.5 mm shares based on a liquidation preference of $31.5 mm and conversion price of $9.03 per share. 8. Includes Series A-1 preferred equity issued by the Company on 9/6/23, which converts into ~5.9 mm shares based on a liquidation preference of $44.7 mm and conversion price of $7.63 per share. 9. Includes Series A-2 preferred equity issued by the Company on 12/15/23, which converts into ~6.3 mm shares based on a liquidation preference of $39.4 mm and conversion price of $6.21 per share. 10. Includes Series A-3 preferred equity issued by the Company on 3/27/24, which converts into ~3.2 mm shares based on a liquidation preference of $21.6 mm and conversion price of $6.83 per share. 11. Includes Series A-4 preferred equity issued by the Company on 5/13/24, which converts into ~3.3 mm shares based on a liquidation preference of $21.1 mm and conversion price of $6.42 per share. 12. Includes 16.5 million common shares outstanding and 74,004 RSUs that are vested. Excludes performance shares that vest under change of control. 13. The Company has 132,822 options outstanding (three equal tranches at exercise prices of $18.91, $28.23 and $37.83). Source: Company management 15

DRAFT | SUBJECT TO FURTHER REVIEW Financial Analyses Summary (cont.) Discounted Cash Flow Analysis (dollars in millions) Please see the following page for footnotes. Discounted Cash Flow Analysis Terminal Multiple 3.00x -- 3.50x WACC 14.50% -- 12.50% Implied Enterprise Value Reference Range $148.2 -- $190.8 Cash and Cash Equivalents as of 6/30/24 [1] [2] $54.5 -- $54.5 AGI Joint Venture [3] $3.9 -- $4.4 Damages Claim [1] [4] $18.5 -- $18.5 Net Working Capital Deficit as of 6/30/24 [1] ($51.4) $0.0 Implied Total Enterprise Value Reference Range $173.7 -- $268.1 Total Debt as of 6/30/24 [1] [5] ($160.4) -- ($160.4) Implied Total Equity Value Reference Range $13.4 -- $107.8 Redeemable Convertible Preferred Stock [1] [6] [7] [8] [9] [10] ($158.3) -- ($158.3) Implied Total Common Equity Value Reference Range $0.0 -- $0.0 Shares Outstanding as of 9/5/24 [1] [11] [12] 16.5 -- 16.5 Implied Common Equity Value Per Share Reference Range $0.00 -- $0.00 16

DRAFT | SUBJECT TO FURTHER REVIEW Financial Analyses Summary (cont.) Discounted Cash Flow Analysis (cont.) 1. Per Company management. 2. Includes restricted cash. 3. See page 31 for details. 4. Estimated damages claim due to delay in commencement of operations of the AGI Joint Venture. 5. Consists of term loan of $160.2 mm and other debt of $0.2 mm. 6. Includes Series A preferred equity issued by the Company on 3/28/23, which converts into ~3.5 mm shares based on a liquidation preference of $31.5 mm and conversion price of $9.03 per share. 7. Includes Series A-1 preferred equity issued by the Company on 9/6/23, which converts into ~5.9 mm shares based on a liquidation preference of $44.7 mm and conversion price of $7.63 per share. 8. Includes Series A-2 preferred equity issued by the Company on 12/15/23, which converts into ~6.3 mm shares based on a liquidation preference of $39.4 mm and conversion price of $6.21 per share. 9. Includes Series A-3 preferred equity issued by the Company on 3/27/24, which converts into ~3.2 mm shares based on a liquidation preference of $21.6 mm and conversion price of $6.83 per share. 10. Includes Series A-4 preferred equity issued by the Company on 5/13/24, which converts into ~3.3 mm shares based on a liquidation preference of $21.1 mm and conversion price of $6.42 per share. 11. Includes 16.5 million common shares outstanding and 74,004 RSUs that are vested. Excludes performance shares that vest under change of control. 12. The Company has 132,822 options outstanding (three equal tranches at exercise prices of $18.91, $28.23 and $37.83). Source: Company management. 17

Selected Historical and Projected Financial Information

(dollars in millions)	Fiscal Year Ended December 31,			LTM Ended	Fiscal Year Ending December 31,				CAGR
	2021A	2022A	2023A	6/30/2024	2024E	2025E	2026E	2027E	2023A to 2027E
Net Oil Production (Mbbls)	3,196	2,837	2,415	2,192.2	2,347	2,722	2,829	3,252	
Net Gas Production (MMcf)	9,447	9,337	8,718	8,265.1	8,074	8,599	8,322	8,901	
Net NGL Production (Mbbls)	1,157	1,242	1,163	1,058.0	987	1,082	1,056	1,108	
Total Net Production (Mboe)	5,927	5,635	5,031	4,628	4,679	5,237	5,271	5,843	
Average Daily Net Production (Mboe/d)	*16.2*	*15.4*	*13.8*	*12.6*	*12.8*	*14.3*	*14.4*	*16.0*	3.8%
Growth %	*NA*	*-4.9%*	*-10.7%*		*-7.0%*	*11.6%*	*0.9%*	*10.8%*	
% Gas	*26.6%*	*27.6%*	*28.9%*	*29.8%*	*28.8%*	*27.4%*	*26.3%*	*25.4%*	
% NGL	*19.5%*	*22.0%*	*23.1%*	*22.9%*	*21.1%*	*20.7%*	*20.0%*	*19.0%*	
% Oil	*53.9%*	*50.3%*	*48.0%*	*47.4%*	*50.2%*	*52.0%*	*53.7%*	*55.7%*	
% Liquids	*73.4%*	*72.4%*	*71.1%*	*70.2%*	*71.2%*	*72.6%*	*73.7%*	*74.6%*	
Total Unhedged Revenue	**$284.2**	**$357.4**	**$218.5**	**$199.0**	**$197.6**	**$222.8**	**$222.3**	**$249.1**	3.3%
Realized Hedge Gain / (Loss)	(77.9)	(130.3)	(10.3)	(18.6)	(13.4)	(10.4)	(2.3)	(3.7)	
Other Income	1.1	1.6	2.3	1.4	0.5	0.2	0.2	0.2	
Total Hedged Revenue	**$207.3**	**$228.7**	**$210.4**	**$181.7**	**$184.7**	**$212.5**	**$220.2**	**$245.6**	3.9%
Growth %	*NA*	*10.3%*	*-8.0%*		*-12.2%*	*15.0%*	*3.6%*	*11.5%*	
Lease operating expenses	(44.0)	(48.1)	(44.9)	(44.4)	(44.9)	(48.1)	(51.1)	(58.6)	
Workover Expense	(3.2)	(6.7)	(7.1)	(5.0)	(4.4)	(5.4)	(5.4)	(5.4)	
Production Taxes	(12.3)	(18.5)	(11.9)	(11.9)	(13.2)	(16.0)	(16.1)	(17.6)	
Recurring Cash G&A	(14.7)	(14.2)	(17.1)	(14.1)	(11.4)	(11.9)	(12.2)	(12.6)	
Gathering Transportation & Other	(60.4)	(64.3)	(63.9)	(58.7)	(54.7)	(51.7)	(51.0)	(54.3)	
Adjustments [1]	0.0	0.0	1.2	12.4	15.3	0.0	0.0	0.0	
Adjusted EBITDA	**$72.7**	**$77.0**	**$66.7**	**$60.0**	**$71.4**	**$79.4**	**$84.3**	**$97.1**	9.8%
Margin %	*35.1%*	*33.7%*	*31.7%*	*33.0%*	*38.6%*	*37.4%*	*38.3%*	*39.5%*	
Growth %	*3.7%*	*5.9%*	*-13.3%*		*6.9%*	*11.3%*	*6.1%*	*15.2%*	
Additional Financial Information									
Total Capital Expenditures	$50.0	$125.8	$46.9	$66.7	$64.6	$101.0	$93.1	$112.2	
Divestitures	$0.9	$0.3	$4.9	$10.8	$7.1	$0.0	$0.0	$0.0	
Other [2]	$0.0	$0.0	$1.1	$2.8	$0.0	$0.0	$0.0	$0.0	
Depletion, Depreciation and Amortization	NA	$51.9	$48.3	$43.7	$42.2	$47.0	$47.4	$52.5	

1. Total Adjustments:

	2021A	2022A	2023A	6/30/2024	2024E	2025E	2026E	2027E
One-Time Costs Related to Sales Tax Audit	*$0.0*	*$0.0*	*$1.2*	*$0.0*	*$0.0*	*$0.0*	*$0.0*	*$0.0*
AGI Start-up Related Add-back [3]	*$0.0*	*$0.0*	*$0.0*	*$12.4*	*$15.3*	*$0.0*	*$0.0*	*$0.0*
Total Adjustments	***$0.0***	***$0.0***	***$1.2***	***$12.4***	***$15.3***	***$0.0***	***$0.0***	***$0.0***

2. Refers to costs related to unwinding of hedges.
3. Represents the incremental EBITDA that Company management estimates would have been realized if the AGI facility had come online on 1/1/24 without startup-related issues.
Source: Company management.

DRAFT | SUBJECT TO FURTHER REVIEW
Houlihan Lokey | 18

Revised for pricing as of 9/16/24

Reserves Summary

(dollars in millions unless otherwise noted)

NYMEX Strip Pricing

	Net Reserves					Implied Reserve Multiples	
Reserve Category	Oil (MBBL)	NGL (MBBL)	Gas (MMCF)	Total (MBoe)	% Liquids	PV-10 $mm	PV-10$/Boe
Proved Developed							
Producing	16,097.2	8,095.0	66,030.9	35,197.4	68.7%	289.1	$8.21
Not Producing	934.0	238.1	1,680.0	1,452.1	80.7%	21.3	$14.70
Proved Developed	17,031.2	8,333.1	67,710.9	36,649.5	69.2%	310.5	$8.47
Proved Undeveloped	15,149.2	4,598.6	39,318.8	26,301.0	75.1%	77.2	$2.94
Total Proved Reserves	32,180.5	12,931.7	107,029.7	62,950.5	71.7%	$387.7	$6.16
% PUD	47.1%	35.6%	36.7%	41.8%		19.9%	

NYMEX Strip +10% Pricing

	Net Reserves					Implied Reserve Multiples	
Reserve Category	Oil (MBBL)	NGL (MBBL)	Gas (MMCF)	Total (MBoe)	% Liquids	PV-10 $mm	PV-10$/Boe
Proved Developed							
Producing	16,834.0	8,501.3	68,942.2	36,825.7	68.8%	341.0	$9.26
Not Producing	951.3	243.1	1,715.2	1,480.3	80.7%	23.5	$15.85
Proved Developed	17,785.3	8,744.4	70,657.4	38,306.0	69.3%	364.4	$9.51
Proved Undeveloped	15,411.5	4,677.8	39,916.1	26,742.1	75.1%	129.0	$4.82
Total Proved Reserves	33,196.9	13,422.3	110,573.4	65,048.0	71.7%	$493.4	$7.59
% PUD	46.4%	34.9%	36.1%	41.1%		26.1%	

NYMEX Strip -10% Pricing

	Net Reserves					Implied Reserve Multiples	
Reserve Category	Oil (MBBL)	NGL (MBBL)	Gas (MMCF)	Total (MBoe)	% Liquids	PV-10 $mm	PV-10$/Boe
Proved Developed							
Producing	15,156.9	7,565.8	62,235.0	33,095.2	68.7%	238.7	$7.21
Not Producing	911.9	231.7	1,634.9	1,416.1	80.8%	19.2	$13.58
Proved Developed	16,068.7	7,797.6	63,869.9	34,511.3	69.2%	258.0	$7.48
Proved Undeveloped	14,800.6	4,492.9	38,519.0	25,713.3	75.0%	25.7	$1.00
Total Proved Reserves	30,869.3	12,290.5	102,388.9	60,224.6	71.7%	$283.7	$4.71
% PUD	47.9%	36.6%	37.6%	42.7%		9.0%	

Note: Pricing as of 9/16/24. Reserves as of 7/1/24.
Source: Company management.

DRAFT | SUBJECT TO FURTHER REVIEW
Houlihan Lokey | 19

DRAFT | SUBJECT TO FURTHER REVIEW NAV Analysis Summary (dollars in millions) Note: Strip pricing as of 9/16/24. Reserves as of 7/1/24. 1. UCF refers to Undiscounted Cash Flow. Source: Company management, Bloomberg. Revised for pricing as of 9/16/24 NYMEX Strip Pricing Reserve Category UCF [1] Selected SPEE Based RADRs Implied PV Low High Low High PDP $451.8 PV12.0 -- PV10.0 $269.8 -- $289.1 PDNP $31.6 PV15.0 -- PV12.0 $18.5 -- $20.1 PUD $256.0 PV25.0 -- PV20.0 $0.0 -- $8.7 Total $739.3 $288.2 -- $317.9 A NYMEX Strip +10% Pricing Reserve Category UCF [1] Selected SPEE Based RADRs Implied PV Low High Low High PDP $563.0 PV12.0 -- PV10.0 $315.8 -- $341.0 PDNP $36.0 PV15.0 -- PV12.0 $20.1 -- $22.0 PUD $358.9 PV25.0 -- PV20.0 $17.5 -- $41.7 Total $957.9 $353.5 -- $404.6 B NYMEX Strip -10% Pricing Reserve Category UCF [1] Selected SPEE Based RADRs Implied PV Low High Low High PDP $347.4 PV12.0 -- PV10.0 $224.8 -- $238.7 PDNP $27.3 PV15.0 -- PV12.0 $16.9 -- $18.2 PUD $155.3 PV25.0 -- PV20.0 $0.0 -- $0.0 Total $530.0 $241.7 -- $256.9 C 20

DRAFT | SUBJECT TO FURTHER REVIEW Reserves Risk Factors Source: SPEE. The table below illustrates SPEE Reserve Adjusted Discount Rates published by SPEE in June 2024 Operated Risk Adjusted Discount Rates (RADRs) Reserve Category P90 P50 Mean P10 PDP 9.0% 11.0% 12.0% 16.0% PDNP 11.0% 15.0% 15.0% 18.0% PUD 14.0% 20.0% 19.0% 25.0% PROB 23.0% 25.0% 29.0% 37.0% POSS 25.0% 35.0% 37.0% 50.0% Reserve Category Low High PDP PV12.0 -- PV10.0 PDNP PV15.0 -- PV12.0 PUD PV25.0 -- PV20.0 21

Revised for pricing and metrics as of 9/16/24

Selected Companies Analysis

(dollars in millions)

				Selected Reserve Statistics				Enterprise Value to	
Selected Company	Share Price [1]	Equity Market Value [1] [2]	Enterprise Value [1] [2]	% Liquids [3]	% PUD [4]	R/P Ratio [5]	PV-10 [6]	FY 2024 Adj. EBITDA	FY 2025 Adj. EBITDA
HighPeak Energy, Inc.	$14.44	$1,895.8	$2,837.1	90.6%	48.4%	9.3	$2,884.1	3.2x	3.3x
Matador Resources Company [7]	50.40	6,296.3	10,252.8	59.3% [8]	*NA*	8.4	9,164.1	*NA*	3.6x
Permian Resources Corporation [9]	13.64	11,887.6	17,301.8	68.2%	23.9%	13.0	11,107.7	4.6x	4.3x
Vital Energy, Inc. [10]	27.91	1,099.7	3,553.7	69.1% [11]	26.8%	*NA*	5,303.0	2.4x [12]	2.8x
Low				59.3%	23.9%	8.4	$2,884.1	2.4x	2.8x
High				90.6%	48.4%	13.0	11,107.7	4.6x	4.3x
Median				68.6%	26.8%	9.3	7,233.6	3.2x	3.4x
Mean				71.8%	33.0%	10.2	7,114.7	3.4x	3.5x
Company [13]	$3.08	$50.9	$315.1	72.7%	41.1%	13.5	$613.2	4.4x	4.0x

Note: No company used in this analysis for comparative purposes is identical to Company.
1. Based on closing prices as of 9/16/24.
2. Based on reported diluted shares.
3. Represents proved natural gas reserves as percentage of total proved natural gas and oil reserves.
4. Represents proved undeveloped reserves as percentage of total proved developed and undeveloped reserves.
5. Ratio of total proved reserves divided by annual production.
6. Reflects net value of estimated oil and gas cash flows in the future, discounted at 10% discount rate, as of 12/31/23.
7. Matador Resources is shown pro forma for their acquisition of Ameredev Resources II announced 6/12/24. Ameredev reserve information based on transaction announcement figures.
8. Represents percentage of oil.
9. Permian Resources enterprise value is shown pro forma for their $817.5 million acquisition of Delaware Basin assets announced 7/29/24, and subsequent related financing transactions. Reserve statistics do not reflect pro forma effects of the acquisition.
10. Metrics are shown pro forma for Vital's acquisition of Point Energy Partners assets, announced on 7/28/24.
11. Assumes acquired reserves from Point Energy Partners consist of 66% Oil and 34% Gas, per public materials.
12. 2024E EBITDA includes 9 months of EBITDA contribution from assets acquired from Point Energy Partners. The transaction is expected to close on 9/30/24.
13. Implied Enterprise Value multiple shown based on Company estimates.
**Excluded from low, high, median and mean data.*
Sources: Capital IQ, Company management, and public filings.

DRAFT | SUBJECT TO FURTHER REVIEW

Houlihan Lokey | 22

Selected Transactions Map

1	**Buyer: Permian Resources**	**Seller: Occidental Petroleum**	**$818 million**	July 2024	15.0 Mboe / d	$76.63 Spot WTI	**$46,711 / Mboe / d**	**3.4x / EBITDA**
2	**Buyer: Vital Energy, Northern Oil & Gas**	**Seller: Point Energy Partners**	**$1.1 billion**	July 2024	34.5 Mboe / d	$78.06 Spot WTI	**$45,691 / Mboe / d**	**2.4x / EBITDA**
3	**Buyer: Matador Resources**	**Seller: Ameredev II LLC**	**$1,905 million**	June 2024	25.5 Mboe / d	$78.84 Spot WTI	**$43,410 / Mboe / d**	**4.2x / EBITDA**
4	**Buyer: Vital Energy, Northern Oil & Gas**	**Seller: Forge Energy II**	**$540 million**	May 2023	13.6 Mboe / d	$71.46 Spot WTI	**$36,700 / Mboe / d**	**1.9x / EBITDA**
5	**Buyer: Callon Petroleum**	**Seller: Percussion Petroleum II**	**$475 million**	May 2023	14.1 Mboe / d	$69.49 Spot WTI	**$33,688 / Mboe / d**	**NA / EBITDA**
6	**Buyer: Matador Resources**	**Seller: Advance Energy Partners**	**$1.6 billion**	Jan 2023	25.0 Mboe / d	$79.78 Spot WTI	**$44,500 / Mboe / d**	**3.2x / EBITDA**
7	**Buyer: Centennial Resource Development**	**Seller: Colgate Operating**	**$3.9 billion**	May 2022	70.0 Mboe / d	$112.21 Spot WTI	**$42,600 / Mboe / d**	**4.6x / EBITDA**
8	**Buyer: Continental Resources**	**Seller: Pioneer Natural Resources**	**$3.3 billion**	Nov 2021	55.0 Mboe / d	$80.86 Spot WTI	**$35,925 / Mboe / d**	**3.6x / EBITDA**



Chaves
Eddy
Lea
Gaines
Andrews
Otero
Loving
Winkler
Ector
Ward
Crane
Culberson
Hudspeth
Reeves
Pecos
Jeff Davis
Brewster
Company Acreage

Source: Enverus.
Note: Production multiples are shown on an adjusted basis. See the following page for further detail.

DRAFT | SUBJECT TO FURTHER REVIEW
Houlihan Lokey | 23

Selected Transactions Analysis

Delaware Basin

(dollars in millions unless otherwise noted)

Date	Buyer	Seller	Total Transaction Value ($mm)	% of Value to Acreage/Other [1]	Net Acres [2]	Counties	% Oil	Production (Mboe/d)	Transaction Multiples: Implied $ / boe/d [1]	Transaction Multiples: Total $ / boe/d [3]	Transaction Multiples: Implied $ / EBITDA	Announced Date vs. Strip: WTI Spot	Announced Date vs. Strip: WTI 12M Strip
7/29/24	Permian Resources Corp	Occidental Petroleum	$818	14.3%	30,738	Eddy, Reeves	55.0%	15.0	$46,711	$54,500	3.4x [4]	$76.63	$71.13
7/28/24	Vital Energy Inc; Northern Oil and Gas Inc	Point Energy Partners LLC	$1,100	19.5%	20,300	Ward, Winkler	67.0%	34.5	$45,691	$31,884	2.4x [4]	$78.06	$71.73
6/12/24	Matador Resources Co	Ameredev II LLC	$1,905	41.9%	33,500	Lea, Loving, Winkler	65.0%	25.5	$43,410	$74,706	4.2x [5]	$78.84	$72.37
6/20/23	Civitas Resources	Tap Rock Resources LLC	$2,450	18.6%	30,000	Eddy, Lea, Loving, Winkler	50.7%	59.0	$33,816	$41,525	–	$71.68	$68.77
5/12/23	Vital Energy Inc, Northern Oil & Gas Inc	Forge Energy II LLC	$540	20.7%	34,285	Pecos, Reeves, Ward	66.0%	13.6	$36,700	$39,791	1.9x [6]	$71.46	$67.23
5/3/23	Callon Petroleum Company	Percussion Petroleum II LLC	$475	–	18,000	Loving, Ward, Winkler	70.0%	14.1	$33,688	$33,688	–	$69.49	$67.58
1/24/23	Matador Resources	Advance Energy Partners LLC	$1,600	30.5%	18,500	Eddy, Lea, Loving, Ward	72.0%	25.0	$44,500	$64,000	3.2x [7]	$79.78	$79.51
6/30/22	APA Corp	Titus Oil & Gas LLC	$505	–	–	Loving, Reeves	–	13.0	$38,846	$38,846	–	$105.76	$94.52
5/19/22	Centennial Resource Development	Colgate Operating LLC	$3,942	24.4%	105,000	Eddy, Lea, Reeves, Ward, Winkler	54.0%	70.0	$42,600	$56,314	4.6x [8]	$112.21	$98.59
1/31/22	Diamondback Energy	Colgate Operating LLC	$230	62.3%	6,200	Ward	56.5%	2.3	$37,717	$100,000	–	$88.15	$81.65
11/3/21	Continental Resources	Pioneer Natural Resources	$3,250	39.2%	92,000	Pecos, Reeves, Ward, Winkler	70.0%	55.0	$35,925	$59,091	3.6x [6]	$80.86	$74.38
11/3/21	Henry Resources LLC, Pickering Energy Partners	Centennial Resource Development	$101	46.5%	6,200	Reeves	64.0%	1.6	$33,780	$63,125	–	$80.86	$74.38
9/20/21	ConocoPhillips	Shell	$9,500	46.4%	225,000	Culberson, Lea, Loving, Reeves, Ward, Winkler	60.0%	175.0	$29,100	$54,286	3.7x [6]	$70.29	$68.07
6/10/21	Colgate Operating LLC	Occidental Petroleum	$508	51.1%	25,000	Reeves, Ward	68.0%	10.0	$24,850	$50,800	–	$70.29	$67.23
5/20/21	Percussion Petroleum Operating LLC	Oasis Petroleum	$375	46.2%	24,396	Loving, Ward, Winkler	81.3%	7.2	$28,068	$52,185	3.6x [8]	$62.05	$60.22
						Low	**50.7%**		**$24,850**	**$31,884**	**1.9x**	**$62.05**	**$60.22**
						High	**81.3%**		**46,711**	**100,000**	**4.6**	**112.21**	**98.59**
						Mean	**64.3%**		**37,027**	**54,316**	**3.4**	**79.76**	**74.49**
						Median	**65.5%**		**36,700**	**54,286**	**3.6**	**78.06**	**71.73**

Note: No company used in this analysis is identical to the Company, and no transaction used in this analysis for comparative purposes is identical to the Transaction. Includes operated transactions since Jan. 2021 with disclosed values equal to or greater than $50.0 million with significant exposure to the following Texas counties, Winkler, Ward, Pecos, Reeves, and Loving.

1. Based on Enverus' allocation of transaction value.
2. Shown on a 100% basis.
3. Represents total transaction value divided by production.
4. Based on estimated NTM EBITDAX as of 4/1/24.
5. Based on forward 1-year adjusted EBITDA excluding consideration for interest in certain midstream assets.
6. Based on estimated NFY EBITDA.
7. Based on the midpoint of NTM Adjusted EBITDA.
8. Based on annualized Adjusted EBITDA from the most recently completed quarter.
Source: Enverus.

DRAFT | SUBJECT TO FURTHER REVIEW

Houlihan Lokey | 24

Selected Transactions Analysis

Other Permian

(dollars in millions unless otherwise noted)

									Transaction Multiples			Announced Date vs. Strip	
Date	Buyer	Seller	Total Transaction Value ($mm)	% of Value to Acreage/Other [1]	Net Acres [2]	Counties	% Oil	Production (Mboe/d)	Implied $ / boe/d [1]	Total $ / boe/d [3]	Implied $ / EBITDA	WTI Spot	WTI 12M Strip
2/12/24	Diamondback Energy Inc	Endeavor Energy Resources LP	$26,000	47.3%	354,000	Borden, Crockett, Dawson, Eddy, Glasscock, Howard, Irion, Lea, Loving, Martin, Midland, Pecos, Reagan, Reeves, Upton, Winkler	55.2%	353.0	$38,814	$73,654	5.6x [4]	$76.26	$71.88
2/5/24	Vital Energy Inc	Henry Energy LP; Moriah Henry Partners LLC; Henry Resources LLC	$78	--	--		51.0%	1.9	$42,162	$42,162	--	$71.81	$68.69
1/4/24	APA Corp	Callon Petroleum Co	$4,500	--	145,000	Andrews, Borden, Dawson, Ector, Howard, Loving, Martin, Midland, Reeves, Ward, Winkler	57.0%	102.0	$44,118	$44,118	3.2x [4]	$73.45	$70.18
12/21/23	Vital Energy Inc	Henry Energy LP; Moriah Henry Partners LLC; Henry Resources LLC	$55	--	--		57.0%	1.4	$39,286	$39,286	--	$73.81	$72.32
12/11/23	Occidental Petroleum Corp	CrownQuest Operating LLC; Lime Rock Partners	$12,000	51.3%	94,000	Howard, Martin, Glasscock, Midland, Dawson, Upton, Sterling	80.0%	170.0	$41,046	$70,588	--	$70.65	$69.84
10/4/23	Civitas Resources Inc	Vitol Inc	$2,110	15.6%	44,000	Upton, Martin, Midland, Reagan, Glasscock	50.0%	62.5	$28,500	$33,760	2.8x [5]	$86.55	$77.49
9/13/23	Vital Energy Inc	Tall City Property Holdings III LLC; Henry Resources LLC; Maple Energy Holdings LLC	$1,165	13.8%	52,850	Midland, Upton, Reeves	50.0%	35.0	$28,686	$33,286	2.9x [6]	$89.47	$79.28
8/21/23	Permian Resources Corp	Earthstone Energy Inc	$4,500	24.5%	223,000	Eddy, Lea, Culberson, Midland, Upton, Reagan, Irion	41.0%	133.0	$25,530	$33,835	3.9x [7]	$81.70	$75.73
6/20/23	Civitas Resources Inc	Hibernia Energy III LLC	$2,250	39.3%	38,000	Reagan, Upton	56.0%	41.0	$33,185	$54,878	--	$71.68	$68.77
4/3/23	Ovintiv Inc	Black Swan Oil & Gas LLC, PetroLegacy Energy II LLC, Piedra Energy III LLC	$4,275	36.4%	65,000	Andrews, Dawson, Gaines, Martin	80.0%	75.0	$36,215	$57,000	2.8x [6]	$80.33	$71.12
2/14/23	Vital Energy Inc	Driftwood Energy Operating LLC	$216	9.9%	11,200	Reagan, Upton	63.0%	5.4	$35,988	$39,926	--	$79.06	$77.98
1/17/23	Permian Resources Corp	Read & Stevens Inc	$98	52.4%	4,413	Lea, Lea	73.0%	1.1	$42,375	$89,091	--	$80.18	$80.23
12/31/22	Undisclosed Buyer	Permian Resources Corp	$60	--	3,500	Eddy, Reeves	44.0%	1.8	$33,333	$33,333	5.0x [8]	$80.26	$79.34
11/16/22	Diamondback Energy	Lario Oil & Gas Co	$1,548	26.7%	15,000	Howard, Martin, Midland	72.0%	25.0	$45,360	$61,927	3.3x [9]	$85.59	$81.54
10/11/22	Diamondback Energy	Firebird Energy LLC	$1,592	41.3%	68,000	Crane, Ector, Midland, Upton	77.0%	22.0	$42,509	$72,350	3.0x [5]	$89.35	$81.85
6/28/22	Earthstone Energy	Titus Oil & Gas	$627	--	7,900	Eddy, Lea	65.0%	20.5	$30,585	$30,585	1.9x [6]	$111.76	$99.75
						Low	**41.0%**		**25,530**	**30,585**	**1.9**	**70.65**	**68.69**
						High	**80.0%**		**45,360**	**89,091**	**5.6**	**111.76**	**99.75**
						Mean	**60.7%**		**36,731**	**50,611**	**3.4**	**81.37**	**76.62**
						Median	**57.0%**		**37,515**	**43,140**	**3.1**	**80.22**	**76.61**

See the following page for footnotes.

DRAFT | SUBJECT TO FURTHER REVIEW

Houlihan Lokey | 25

DRAFT | SUBJECT TO FURTHER REVIEW Selected Transactions Analysis Other Permian Note: No company used in this analysis is identical to the Company, and no transaction used in this analysis for comparative purposes is identical to the Transaction. Includes operated Permian transactions since Jan. 2021 with disclosed values equal to or greater than $50.0 million. 1. Based on Enverus' allocation of transaction value. 2. Shown on a 100% basis. 3. Represents total transaction value divided by production. 4. Based on NFY EBITDA. 5. Based on NFY+1 EBITDA. 6. Based on NTM EBITDA. 7. Based on consensus NFY EBITDA as of the announcement date. 8. Multiple basis undisclosed. 9. Based on NFY+1 cash flow. Source: Enverus, Capital IQ. 26

Selected Transactions Analysis

Corporate Permian

(dollars in millions unless otherwise noted)

					Consideration Breakout						Transaction Multiples			Announced Date vs. Strip	
Date	Buyer	Seller	Total Transaction Value ($mm)	% of Value to Acreage/Other [1]	% Cash	% Equity	Net Acres [2]	Counties	% Oil	Production (Mboe/d)	Implied $ / boe/d [1]	Total $ / boe/d [3]	Implied $ / EBITDA	WTI Spot	WTI 12M Strip
2/12/24	Diamondback Energy Inc	Endeavor Energy Resources LP	$26,000	47.3%	31.0%	69.0%	354,000	Borden, Crockett, Dawson, Eddy, Glasscock, Howard, Irion, Lea, Loving, Martin, Midland, Pecos, Reagan, Reeves, Upton, Winkler	55.2%	353.0	$38,814	$73,654	5.6x [4]	$76.26	$71.88
1/4/24	APA Corp	Callon Petroleum Co	$4,500	–	–	100.0%	145,000	Andrews, Borden, Dawson, Ector, Howard, Loving, Martin, Midland, Reeves, Ward, Winkler	57.0%	102.0	$44,118	$44,118	3.2x [4]	$73.45	$70.18
12/11/23	Occidental Petroleum Corp	CrownQuest Operating LLC; Lime Rock Partners	$12,000	51.3%	84.3%	15.7%	94,000	Howard, Martin, Glasscock, Midland, Dawson, Upton, Sterling	80.0%	170.0	$41,046	$70,588	–	$70.65	$69.84
10/11/23	ExxonMobil	Pioneer Natural Resources	$64,500	50.5%	–	100.0%	856,000	Andrews, Crockett, Dawson, Ector, Gaines, Glasscock, Howard, Irion, Martin, Midland, Reagan, Tom Green, Upton	51.9%	710.0	$44,934	$90,845	6.3x [5]	$85.15	$75.52
8/21/23	Permian Resources Corp	Earthstone Energy Inc	$4,500	24.5%	–	100.0%	223,000	Eddy, Lea, Culberson, Midland, Upton, Reagan, Irion	41.0%	133.0	$25,530	$33,835	3.9x [6]	$81.70	$75.73
6/15/23	Earthstone Energy Inc; Northern Oil and Gas Inc	Novo Oil & Gas Holdings LLC	$1,500	21.1%	100.0%	–	16,900	Culberson, Eddy, Lea	37.0%	57.0	$20,759	$26,316	2.7x [7]	$68.96	$65.91
5/3/23	Callon Petroleum Company	Percussion Petroleum II LLC	$475	–	55.8%	44.2%	18,000	Loving, Ward, Winkler	70.0%	14.1	$33,688	$33,688	–	$69.49	$67.58
1/24/23	Matador Resources	Advance Energy Partners LLC	$1,600	30.5%	100.0%	–	18,500	Eddy, Lea, Loving, Ward	72.0%	25.0	$44,500	$64,000	3.2x [7]	$79.78	$79.51
5/19/22	Centennial Resource Development	Colgate Operating LLC	$3,942	24.4%	20.7%	79.3%	105,000	Eddy, Lea, Reeves, Ward, Winkler	54.0%	70.0	$42,600	$56,314	4.6x [8]	$112.21	$98.59
8/4/21	Callon Petroleum	Primexx Energy Partners Ltd, BPP Acquisition LLC	$788	33.0%	55.8%	44.2%	35,000	Reeves	61.0%	18.0	$29,350	$43,778	2.9x [5]	$68.15	$65.52
4/1/21	Pioneer Natural Resources	DoublePoint Energy LLC	$6,375	63.9%	18.3%	81.7%	97,000	Andrews, Dawson, Glasscock, Howard, Martin, Midland, Reagan, Upton	60.0%	100.0	$23,000	$63,751	–	$61.45	$59.67
12/21/20	Diamondback Energy	Guidon Energy Mgmt Services LLC	$862	49.2%	43.5%	56.5%	32,500	Martin, Midland, Upton	64.8%	17.9	$24,442	$48,156	–	$47.74	$47.78
12/18/20	Earthstone Energy	Independence Resources Mgmt LLC	$188	–	71.8%	28.2%	43,400	Ector, Glasscock, Irion, Midland, Reagan, Sterling, Tom Green	66.0%	8.8	$21,445	$21,445	2.3x [9]	$49.10	$49.03
10/20/20	Pioneer Natural Resources	Parsley Energy	$7,621	43.1%	–	100.0%	248,011	Dawson, Ector, Glasscock, Howard, Martin, Midland, Pecos, Reagan, Reeves, Upton, Ward, Winkler	61.5%	183.2	$23,657	$41,609	5.4x [9]	$41.46	$42.20
10/19/20	ConocoPhillips	Concho Resources	$13,337	43.2%	–	100.0%	550,000	Andrews, Chaves, Crane, Crockett, Culberson, Dawson, Ector, Eddy, Gaines, Glasscock, Lea, Loving, Martin, Midland, Pecos, Reagan, Reeves, Sterling, Upton, Ward, Winkler	62.5%	319.8	$23,698	$41,708	4.4x [9]	$40.83	$41.95
5/4/20	Pure Acquisition Corp	HighPeak Energy Holdings LLC	$845	90.1%	88.9%	11.1%	51,000	Borden, Howard	90.0%	3.0	$27,900	$281,667	5.1x [7]	$20.39	$28.22
12/16/19	WPX Energy	Felix Energy Holdings II LLC	$2,500	15.8%	36.0%	64.0%	58,500	Lea, Loving, Reeves, Ward, Winkler	70.0%	60.0	$35,100	$41,667	3.5x [5]	$60.21	$58.23
10/14/19	Parsley Energy	Jagged Peak Energy	$2,270	37.2%	–	100.0%	78,000	Pecos, Reeves, Ward, Winkler	76.1%	38.3	$37,275	$59,332	5.4x [9]	$54.70	$54.05
								Low	**37.0%**		**20,759**	**21,445**	**2.3**	**20.39**	**28.22**
								High	**90.0%**		**44,934**	**281,667**	**6.3**	**112.21**	**98.59**
								Mean	**62.8%**		**32,325**	**63,137**	**4.2**	**64.54**	**62.30**
								Median	**62.0%**		**31,519**	**46,137**	**4.2**	**68.56**	**65.72**

See the following page for footnotes.

DRAFT | SUBJECT TO FURTHER REVIEW

Houlihan Lokey | 27

DRAFT | SUBJECT TO FURTHER REVIEW Selected Transactions Analysis Corporate Permian Note: No company used in this analysis is identical to the Company, and no transaction used in this analysis for comparative purposes is identical to the Transaction. Includes corporate Permian transactions since Oct. 2019 with disclosed values equal to or greater than $50.0 million. 1. Based on Enverus' allocation of transaction value. 2. Shown on a 100% basis. 3. Represents total transaction value divided by production. 4. Based on NFY EBITDA. 5. Based on NFY+1 EBITDA. 6. Based on consensus NFY EBITDA as of the announcement date. 7. Based on NTM EBITDA. 8. Based on last quarter annualized EBITDA. 9. Based on LTM EBITDA. Source: Enverus, Capital IQ. 28

Discounted Cash Flow Analysis

(dollars in millions)

	Projected Fiscal Year Ending December 31,			
	2024E [1]	2025E	2026E	2027E
Total Hedged Revenue	$93.3	$212.5	$220.2	$245.6
Growth %	*NA*	*15.0%*	*3.6%*	*11.5%*
Lease operating expenses	(22.4)	(48.1)	(51.1)	(58.6)
Workover Expense	(2.6)	(5.4)	(5.4)	(5.4)
Production Taxes	(7.1)	(16.0)	(16.1)	(17.6)
Recurring Cash G&A	(5.5)	(11.9)	(12.2)	(12.6)
Gathering Transportation & Other	(25.0)	(51.7)	(51.0)	(54.3)
Adjustments	0.0	0.0	0.0	0.0
Adjusted EBITDA	**$30.8**	**$79.4**	**$84.3**	**$97.1**
Margin %	*33.0%*	*37.4%*	*38.3%*	*39.5%*
Depletion, Depreciation and Amortization	(21.1)	(47.0)	(47.4)	(52.5)
Adjusted EBIT	**$9.8**	**$32.4**	**$36.8**	**$44.6**
Taxes [2]	0.0	0.0	0.0	0.0
Unlevered Earnings	**$9.8**	**$32.4**	**$36.8**	**$44.6**
Depletion, Depreciation and Amortization	21.1	47.0	47.4	52.5
Capital Expenditures	(28.2)	(101.0)	(93.1)	(112.2)
Unlevered Free Cash Flows	**$2.6**	**($21.6)**	**($8.8)**	**($15.1)**

Discount Rate	Implied Perpetual Growth Rate [3]		
	3.00x	3.25x	3.50x
12.500%	1.0%	1.8%	2.5%
13.000%	1.5%	2.3%	3.0%
13.500%	1.9%	2.7%	3.4%
14.000%	2.4%	3.2%	3.9%
14.500%	2.9%	3.7%	4.4%

Discount Rate	Present Value of Cash Flows (2024 - 2027)	+	PV of Terminal Value as a Multiple of 2027 Adjusted EBITDA			=	Implied Enterprise Value		
			3.00x	3.25x	3.50x		3.00x	3.25x	3.50x
12.500%	($34.2)		$192.8	$208.9	$225.0		$158.6	$174.7	$190.8
13.000%	($33.9)		$189.9	$205.7	$221.5		$155.9	$171.8	$187.6
13.500%	($33.6)	+	$187.0	$202.5	$218.1	=	$153.3	$168.9	$184.5
14.000%	($33.4)		$184.1	$199.4	$214.8		$150.7	$166.1	$181.4
14.500%	($33.1)		$181.3	$196.4	$211.5		$148.2	$163.3	$178.4

Discount Rate	PV of Terminal Value as a % of Enterprise Value		
	3.00x	3.25x	3.50x
12.500%	121.6%	119.6%	117.9%
13.000%	121.7%	119.7%	118.1%
13.500%	121.9%	119.9%	118.2%
14.000%	122.1%	120.1%	118.4%
14.500%	122.3%	120.3%	118.5%

Note: Present values as of 7/1/24; mid-year convention applied. Refer to WACC calculation for derivation of discount rate.
1. Based on projected financial metrics for 7/1/24 through 12/31/24, per Company management.
2. Per Company management.
3. Implied from corresponding discount rate and 2027E Adjusted EBITDA multiple.
Source: Company management.

DRAFT | SUBJECT TO FURTHER REVIEW
Houlihan Lokey | 29

DRAFT | SUBJECT TO FURTHER REVIEW 0.0x 1.0x 2.0x 3.0x 4.0x 5.0x 6.0x 7.0x Jan-22 Mar-22 Jun-22 Sep-22 Nov-22 Feb-23 May-23 Jul-23 Oct-23 Jan-24 Mar-24 Jun-24 Sep-24 Selected Companies [2] Company Selected Companies Historical Trading Multiples Note: Multiples shown above are sourced from Capital IQ; as such, certain multiples may differ slightly from figures shown on other pages. Multiples less than 0.0x or greater than 30.0x deemed not meaningful. 1. Company emerged from bankruptcy on 10/18/19. 2. Includes HighPeak Energy, Inc., Matador Resources Company, Permian Resources Corporation, and Vital Energy, Inc. Source: Capital IQ as of 9/16/24. Enterprise Value to NFY EBITDA (2022 – Current) 2/22-24/22: CPE, VTLE, and PR release FY21 earnings. NFY then refers to FY22E vs. FY21. Median multiple declined from 5.6x on 2/22/22 to 4.1x on 2/25/22. Wall Street estimates not available for periods prior to Q3-22 [1] 3/30/23: Company announced FY22 earnings. NFY then refers to FY23E ($138.5 mm EBITDA) vs. FY22 ($68.9 mm EBITDA). Company multiple declined from 4.1x to 2.2x. Roth MKM dropped coverage on October 2, 2023, resulting in no research coverage for the Company. YTD Six Month One Year Total Average Average Average Average Selected Companies [2] 3.7x 3.7x 3.8x 3.8x Company NA NA NA NA Revised for pricing and metrics as of 9/16/24. 30

DRAFT | SUBJECT TO FURTHER REVIEW Discounted Cash Flow Analysis AGI Contribution (dollars in millions) Note: Present values as of 7/1/24; mid-year convention applied. Refer to WACC calculation for derivation of discount rate. 1. Represents July through December projected cash flows. Source: Company management. Projected Fiscal Year Ending December 31, 2024E [1] 2025E 2026E 2027E AGI Joint Venture Cost Savings $0.3 $0.7 $0.8 $0.9 Discount Period 0.25 1.00 2.00 3.00 Present Value of Net Debt-Free Cash Flows $0.3 $0.6 $0.6 $0.6 Present Value PV of Terminal Value of Cash Flows as a Multiple of Discount Rate (2024 - 2027) 2027 Cost Savings 3.00x 3.25x 3.50x 3.00x 3.25x 3.50x 12.500% $2.2 $1.8 $2.0 $2.1 $4.0 $4.2 $4.4 13.000% $2.2 $1.8 $1.9 $2.1 $4.0 $4.2 $4.3 13.500% $2.2 + $1.8 $1.9 $2.1 = $4.0 $4.1 $4.3 14.000% $2.2 $1.7 $1.9 $2.0 $3.9 $4.1 $4.2 14.500% $2.2 $1.7 $1.8 $2.0 $3.9 $4.0 $4.2 Implied Present Value 31

Page 1. Executive Summary 3 2. Financial Analyses 9 3. Selected Public Market Observations 32 4. Appendix 38 5. Disclaimer 51

Revised for pricing and metrics as of 9/17/24

Trading Market Snapshot

Public Market Trading Overview

(shares outstanding and dollars in millions, except per share values and where otherwise noted)

Public Market Enterprise Value Derivation	
Closing Stock Price [1]	$3.05
Common Shares Outstanding [2]	16.5
Dilutive Shares [3] [4]	0.3
Fully Diluted Shares	16.8
Market Value of Equity	**$51.1**
Debt [2] [5]	160.4
Redeemable Convertible Preferred Stock [2]	159.5
Total Cash [6]	(54.5)
Public Market Enterprise Value	**$316.5**

Implied Multiples	LTM (6/30/24) [9]
Enterprise Value / Adjusted EBITDA	6.5x

Selected Market Information as of September 17, 2024	
1-Month Average [7]	$3.19
3-Month Average [7]	$3.43
6-Month Average [7]	$4.53
52-Week High as of 12/27/2023 [7]	$9.69
52-Week Low as of 9/09/2024 [7]	$2.48
90-Day Average Daily Trading Volume (in millions) [7]	0.0
% of Total Shares Outstanding	0.1%
90-Day Average Daily Trading Value (in millions) [7]	$0.1
% of Market Value of Equity	0.1%
Number of Analysts Covering the Company [8]	0
Total Public Float [9] [10]	**3.8**
% of Total Shares Outstanding	23.2%

Historical VWAP [8] [11]

(dollars per share)

1-Day	5-Day	10-Day	20-Day	30-Day	3-Month	6-Month	9-Month	12-Month
$3.11	$2.91	$2.89	$3.22	$3.30	$3.39	$4.89	$7.74	$7.72

1. As of 9/17/24.
2. Per Company's Form 10-Q for the period ended 6/30/24.
3. Reflects dilutive impact of restricted stock units, per Company's Form 10-Q for the period ended 6/30/24.
4. The Company has 132,822 options outstanding with 3 equal tranches of 44,274 options at exercise prices of $18.91, $28.23, and $37.83 per share.
5. Consists of term loan of $160.2 mm and other debt of $0.2 mm.
6. Includes restricted cash of $91,000.
7. Per Capital IQ.
8. Per Bloomberg.
9. Per public filings.
10. Represents common shares outstanding excluding those held by three largest shareholders and insiders.
11. VWAP based on cumulative trading activity over designated number of trading days (based on intraday trading).

Sources: Bloomberg, Capital IQ and public filings.

DRAFT | SUBJECT TO FURTHER REVIEW
Houlihan Lokey | 33

DRAFT | SUBJECT TO FURTHER REVIEW 0.0 0.2 0.4 0.6 0.8 1.0 1.2 $0.00 $5.00 $10.00 $15.00 $20.00 $25.00 Jul-21 Sep-21 Nov-21 Jan-22 Mar-22 May-22 Jul-22 Sep-22 Nov-22 Jan-23 Mar-23 May-23 Jul-23 Sep-23 Nov-23 Daily Trading Volume Company Current Stock Price [1] Closing Stock Price ($) Daily Volume (millions) Timeline and Stock Trading History Trading History From July 1, 2021 to December 15, 2023 Selected Events Date Comment A 8/9/21 Q2-21 Earnings: Quarterly production and EBITDA of 15.6 Mboepd (9% YoY) and $14.1 (-39% YoY). Initial borrowings of $200 mm repay revolving credit facility. $35 mm available for future development of Monument draw onset. B 11/8/21 Q3-21 Earnings: Quarterly production and EBITDA of 17.7 Mboepd (4% YoY) and $23.0 (57% YoY). C 11/29/21 Company completed a strategic refinancing on a new first lien delayed draw term loan facility for up to $235 mm bearing interest of LIBOR +7%. Initial borrowings of 200 million to repay revolving credit facility. $35 mm available for future development of Monument Draw onset. D 2/28/22 Company provided operational update and preliminary 2022 guidance. Based on recently executed financing, the Company launched a multi-year drilling program. Company plans to spud 12 wells in 2022 (1 rig) for total estimated capital expenditure of $130-$150 mm. Total production 2022 guidance of 14 - 17 Mboepd (Oil 8 - 9.5 mboe/d). E 3/7/22 Q4-21 Earnings: Quarterly production and EBITDA of 17.3 Mboepd (0% YoY) and $20.4 (131% YoY). Annual production and EBITDA of 16.2 Mboepd (-4% YoY) and $72.7 (4% YoY). Proved reserves of 95.0 Mmboe (50% YoY). F 5/9/22 Q1-22 Earnings: Quarterly production and EBITDA of 14.8 Mboepd (3% YoY) and $11.8 (-23% YoY). Management noted goal of ramping up drilling activity to increase production and cash flow. G 5/16/22 Company announced agreement to develop acid gas injection (AGI) facility, expecting it to increase profitability and reduce overall gathering and other costs by 20 – 30% on an annual basis. The Company contributed a well bore with an approved permit for the injection of acid gas and surface land for the facility and road access rights for 5% interest in the JV. The JV partner will provide remining capital for the facility and associated infrastructure. H 8/8/22 Q2-22 Earnings: Quarterly production and EBITDA of 15.0 Mboepd (-3% YoY) and $18.2 (29% YoY). Date Comment I 11/14/22 Q3-22 Earnings: Quarterly production and EBITDA of 16.2 Mboepd (-8% YoY) and $24.3 (6% YoY). Company reiterated guidance on total production, total capital expenditures, and wells put online but lowered oil cut for the fiscal year 2022. Company management noted early results from test of the Third Bone Spring at Monument Draw were promising and in-line with Wolfcamp performance. J 1/20/23 Company announced appointment of Kristen McWatters as Chief Financial Officer. K 3/30/23 Q4-22 Earnings: Quarterly production and EBITDA of 15.7 Mboepd (-9% YoY) and $22.7 (12% YoY). Annual production and EBITDA of 15.4 Mboepd (-5% YoY) and $77.0 (6% YoY). Company issued redeemable convertible preferred stock to its existing three largest shareholders, receiving $24.4 mm in net proceeds to address liquidity needs. Company began testing procedures and initial processing at its AGI project. L 4/3/23 Company announced appointment of Matt Steele as Chief Executive. M 5/15/23 Q1-23 Earnings: Quarterly production and EBITDA of 16.2 Mboepd (9% YoY) and $26.1 (121% YoY). Company began testing procedures and initial processing at its AGI project. N 8/4/23 Company announced Kristen McWatters resigned from her position as Executive Vice President, Chief Financial Officer and Treasurer. Matthew B. Steele, CEO, assumed the responsibilities of CFO. O 8/21/23 Q2-23 Earnings: Quarterly production and EBITDA of 14.3 Mboepd (-5% YoY) and $16.8 (-8% YoY). Company announces AGI facility expected to be fully online before year end. P 9/6/23 Company announced a private placement of 38,000 shares of Series A-1 Redeemable Convertible Preferred Stock, par value $0.0001 per share. Q 11/15/23 Q3-23 Earnings: Quarterly production and EBITDA of 12.7 Mboepd (-22% YoY) and $13.6 mm (-44% YoY). R 12/15/23 Company announced it had entered into a merger agreement with Fury Resources Inc. (“Buyer”) pursuant to which Buyer will acquire outstanding common stock for $9.80 in cash. The preferred stock of the Company will be contributed to Buyer in exchange for new preferred shares of Buyer. A F G E C H J L M N O B K P D I Current Stock Price = $3.051 Q Note: EBITDA figures noted refer to Adjusted EBITDA. 1. Represents closing stock price on 9/17/24. Sources: Capital IQ and public filings. Revised for current pricing R 34

Timeline and Stock Trading History (cont.)

Trading History Since December 13, 2023

Revised for current pricing



Closing Stock Price ($)
Daily Volume (millions)
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
1.4
1.2
1.0
0.8
0.6
0.4
0.2
0.0
A
B
C
D
E
F
G
H
I
J
K
L
M
N
Current Stock Price = $3.05[1]
Dec-23
Jan-24
Feb-24
Mar-24
Apr-24
May-24
Jun-24
Jul-24
Aug-24
Sep-24
Daily Trading Volume
Company
Current Stock Price [1]

Selected Events

	Date	Comment
A	12/15/23	Company announced it had entered into a merger agreement with Fury Resources Inc. ("Buyer") pursuant to which Buyer will acquire outstanding common stock for $9.80 in cash. The preferred stock of the Company will be contributed to Buyer in exchange for new preferred shares of Buyer.
B	12/18/23	Company executed a $35 mm preferred equity raise to support its drilling program.
C	1/24/24	Company announced an amendment to its merger agreement with Buyer pursuant to which, among other things, (i) Initial Deposit Amount[2] of $10 mm was released to the Company. (ii) Subsequent Deposit Amount[2] was increased from $10 mm to $15 mm. (iii) The Termination Date[2] was extended from 4/12/24 to 6/12/24.
D	2/6/24	Company announced a second amendment to its merger agreement with Buyer pursuant to which, among other things, (i) the Funding Deadline[2] was extended from 2/5/24 to 2/15/24. (ii) Buyer agreed to deliver Additional Financing Documents[2] to fund the Subsequent Deposit Escrow Account[2]. (iii) Company Termination Fee[2] was reduced from $8 mm to $3 mm. (iv) the Company and Abraham Mirman ("Guarantor") entered into a Limited Guarantee[2] in favor of the company limited to an amount of $1 mm.
E	2/16/24	Company announced a third amendment to its merger agreement with Buyer pursuant to which, among other things, (i) the Company Termination Fee[2] was reduced from $3.5 mm to zero. However, if the Buyer completes the Full Escrow Funding[2], the Company Termination Fee[2] will increase to $3.5 mm. (ii) Company has the right to terminate the merger agreement at any time prior to Buyer providing sufficient evidence to the company of aggregate financing of at least $200 mm.
F	3/28/24	Company executed a $20 mm preferred equity raise to support its drilling program and debt reduction.
G	3/29/24	Q4-23 Earnings: Quarterly production and EBITDA of 12.0 Mboepd (-23% YoY) and $10.0 mm (-56% YoY).

	Date	Comment
H	4/17/24	Company announced a fourth amendment to its merger agreement with Buyer pursuant to which, among other things, (i) the Funding Deadline[2] was extended from 4/10/24 to the date that is at least 7 days prior the anticipated closing date. (ii) The Closing Failure Fee[2] was increased to an amount of the Initial Deposit Amount[2] plus $20 mm vs. the Initial Deposit Amount[2] plus $15mm previously. (iii) Company will not be required to file a definitive proxy statement unless and until Buyer has delivered Qualified Additional Financing Documents[2] to the Company. (iv) Company would have the right to terminate the merger agreement if the Buyer failed to deliver all of the Qualified Additional Financing Documents[2] to the company. (iv) The Guarantor increased the Limited Guarantee[2] amount by $1 mm subject to certain conditions.
I	4/29/24	Company announced the Buyer failed to delivered Qualified Additional Financing Documents[2]. As a result of which, the Company had a right to exercise its termination rights.
J	5/14/24	Company executed a $20 mm preferred equity raise to support its drilling program and debt reduction.
K	5/15/24	Q1-24 Earnings: Quarterly production and EBITDA of 13. Mboepd (-20% YoY) and $9.4 mm (-64% YoY). AGI project came online in Q1-24 and achieved a record 32 mmcf/d of throughput.
L	6/11/24	Company announced a fifth amendment to its merger agreement with Buyer pursuant to which the Termination Date[2] was extended from 6/12/24 to 9/12/24.
M	8/14/24	Q2-24 Earnings: Quarterly production and EBITDA of 12.9 Mboepd (-10% YoY) and $15.6 mm (-7% YoY). AGI facility had an average throughput of 20 mmcf/d during the quarter. Company received a request from Buyer to reduce purchase price to $7.00/share and required all of the existing preferred equity holders to rollover 100% of their preferred equity.
N	9/11/24	Company announced a sixth amendment to its merger agreement with Buyer pursuant to which the Termination Date[2] was extended from 9/12/24 to 12/31/24.

Note: EBITDA figures noted refer to Adjusted EBITDA.

1. Represents closing stock price on 9/17/24.

2. As defined in the merger agreement

Sources: Capital IQ and public filings.

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Houlihan Lokey | 35

Revised for pricing and metrics as of 9/17/24

Selected Stock Trading Activity

Since December 15, 2023(1)

Volume: 10.9 million
VWAP²: $7.91



1.0%
6.7%
0.5%
13.0%
13.1%
5.5%
10.8%
49.5%
$2.00-$3.00
$3.00-$4.00
$4.00-$5.00
$5.00-$6.00
$6.00-$7.00
$7.00-$8.00
$8.00-$9.00
$9.00-$10.00

Last Six Months

Volume: 2.2 million
VWAP²: $4.89



4.9%
32.8%
2.5%
41.6%
16.3%
2.0%
0.0%
0.0%
$2.00-$3.00
$3.00-$4.00
$4.00-$5.00
$5.00-$6.00
$6.00-$7.00
$7.00-$8.00
$8.00-$9.00
$9.00-$10.00

Since August 14, 2024(3)

Volume: 0.4 million
VWAP²: $3.30



26.6%
73.4%
0.0%
0.0%
0.0%
0.0%
0.0%
0.0%
$2.00-$3.00
$3.00-$4.00
$4.00-$5.00
$5.00-$6.00
$6.00-$7.00
$7.00-$8.00
$8.00-$9.00
$9.00-$10.00

Last One Month

Volume: 0.4 million
VWAP²: $3.28



29.0%
71.0%
0.0%
0.0%
0.0%
0.0%
0.0%
0.0%
$2.00-$3.00
$3.00-$4.00
$4.00-$5.00
$5.00-$6.00
$6.00-$7.00
$7.00-$8.00
$8.00-$9.00
$9.00-$10.00

1. Represents the day on which the Company announced they had entered into an Agreement and Plan of Merger with Fury Resources, Inc.
2. Based on VWAP over specified period (last twelve months, last nine months, last six months, or last three months). Reference to "Month" is based on Calendar months. VWAP in dollars
3. Represents the day on which the Company announced they received a request from Buyer to reduce purchase price to $7.00/share and require all of the existing preferred equity holders to rollover 100% of their preferred equity.
Source: Bloomberg as of 9/17/24.

DRAFT | SUBJECT TO FURTHER REVIEW
Houlihan Lokey | 36

DRAFT | SUBJECT TO FURTHER REVIEW -80% -60% -40% -20% 0% 20% 40% 60% 80% Dec-23 Jan-24 Feb-24 Mar-24 Apr-24 May-24 Jun-24 Jul-24 Aug-24 Sep-24 Company Selected Companies Index [1] WTI Henry Hub -80% -60% -40% -20% 0% 20% 40% 60% 80% Jan-23 Mar-23 May-23 Jul-23 Sep-23 Nov-23 Jan-24 Mar-24 May-24 Jul-24 Sep-24 Company Selected Companies Index [1] WTI Henry Hub Relative Total Shareholder Return Information Since January 1, 2023 1. Includes HighPeak Energy, Inc., Matador Resources Company, Permian Resources Corporation, and Vital Energy, Inc. 2. Represents the day on which the Company announced they had entered into an Agreement and Plan of Merger with Fury Resources, Inc. Source: Capital IQ as of 9/16/24. Since December 15, 2023(2) Revised for pricing as of 9/16/24 Total Return Company -67.8% Selected Companies Index [1] -3.7% WTI -11.4% Henry Hub -27.5% Total Return Company -67.9% Selected Companies Index [1] -9.2% WTI -4.9% Henry Hub 13.8% 37

Page 1. Executive Summary 3 2. Financial Analyses 9 3. Selected Public Market Observations 32 4. Appendix 38 Weighted Average Cost of Capital Calculation 39 Observed Premiums Paid Analysis 42 Redeemable Convertible Preferred Stock Terms 45 Glossary of Selected Terms 48 5. Disclaimer 51

Page 1. Executive Summary 3 2. Financial Analyses 9 3. Selected Public Market Observations 32 4. Appendix 38 Weighted Average Cost of Capital Calculation 39 Observed Premiums Paid Analysis 42 Redeemable Convertible Preferred Stock Terms 45 Glossary of Selected Terms 48 5. Disclaimer 51

Revised for pricing and metrics as of 9/16/24

Weighted Average Cost of Capital Calculation

Selected Company	Total Debt to Total Cap [1][2]	Dd to Total Cap [1][3]	Dnd to Total Cap [1][4]	Total Debt to Equity Market Value [2][5]	Dd to Equity Market Value [3][5]	Dnd to Equity Market Value [4][5]	Pfd. Stock to Total Cap [1][6]	Equity Market Value to Total Cap [1][5]	Pfd. Stock to Equity Market Value [5][6]
HighPeak Energy, Inc.	36.7%	34.6%	2.1%	58.0%	54.7%	3.3%	0.0%	63.3%	0.0%
Matador Resources Company [7]	37.3%	32.0%	5.3%	59.5%	51.1%	8.4%	0.0%	62.7%	0.0%
Permian Resources Corporation [8]	25.9%	25.9%	0.0%	34.9%	34.9%	0.0%	0.0%	74.1%	0.0%
Vital Energy, Inc. [9]	69.5%	55.1%	14.4%	228.3%	181.0%	47.3%	0.0%	30.5%	0.0%
Median	37.0%	33.3%	3.7%	58.8%	52.9%	5.9%	0.0%	63.0%	0.0%
Mean	42.4%	36.9%	5.4%	95.2%	80.4%	14.8%	0.0%	57.6%	0.0%
Company	43.4%	11.2%	32.2%	315.0%	81.0%	234.0%	42.8%	13.8%	310.9%

Selected Company	Levered Beta [10]	Unlevered Beta [11]	Equity Risk Premium [12]	Size Premium [13]	Cost of Equity [14]	Cost of Debt [15]	Cost of Pfd. Stock [16]	WACC
HighPeak Energy, Inc.	0.24 *	0.17 *	5.75%	1.21%	6.6% *	*NMF* *	NA	*NMF* *
Matador Resources Company [7]	1.84	1.24	5.75%	0.64%	15.2%	6.9%	NA	12.1%
Permian Resources Corporation [8]	1.04	0.81	5.75%	0.61%	10.6%	6.9%	NA	9.6%
Vital Energy, Inc. [9]	1.45	0.50	5.75%	1.39%	13.8%	8.0%	NA	9.8%
Median	1.45	0.81			13.8%	6.9%	NA	9.8%
Mean	1.44	0.85			13.2%	7.3%	NA	10.5%
Company	1.96	0.28	5.75%	4.70%	20.0%	13.0%	16.0% [17]	15.2%

Note: No company used in this calculation for comparative purposes is identical to the Company.

1. *Total Cap refers to total capitalization, which equals Equity Market Value + Total Debt + Pfd. Stock.*
2. *Total Debt refers to total debt amount based on most recent public filings as of 9/16/24.*
3. *Dd refers to Implied Tax-Deductible Debt, which equals the lesser of (a) 30% of Adjusted Taxable Income/Cost of Debt, or (b) Total Debt. LTM Adjusted EBITDA, based on most recent public filings as of 9/16/24, is assumed to be a valid proxy for Adjusted Taxable Income for the selected companies.*
4. *Dnd refers to Implied Non-Tax-Deductible Debt, which equals Total Debt minus Dd.*
5. *Equity Market Value based on closing price on 9/16/24 and on diluted shares as of 9/16/24.*
6. *Pfd. Stock refers to preferred stock, which is the amount as stated in most recent public filings as of 9/16/24.*
7. *Matador Resources is shown pro forma for their acquisition of Ameredev Resources II announced 6/12/24.*
8. *Permian Resources enterprise value is shown pro forma for their $817.5 million acquisiton of Delaware Basin assets announced 7/29/24, and subsequent related financing transactions.*
9. *Metrics are shown pro forma for Vital's acquisition of Point Energy Partners assets, announced on 7/28/24.*
10. *Based on actual levered beta per Bloomberg 5-year weekly as of 9/16/24.*
11. *Unlevered Beta = Levered Beta/(1 + ((1 – tax rate) * Dd to Equity Market Value) + (Dnd to Equity Market Value) + (Pfd. Stock to Equity Market Value)).*
12. *Based on review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply-side and demand-side models and other materials.*
13. *Duff & Phelps Cost of Capital Navigator ("Navigator").*
14. *Cost of Equity = Risk-Free Rate of Return + (Levered Beta * Equity Risk Premium) + Size Premium. Risk-Free Rate of Return as of 9/16/24, based on 20-year U.S. Treasury Bond Yield.*
15. *Based on selected company weighted average interest rate per most recent public filings as of 9/16/24.*
16. *Based on selected company weighted average preferred dividend per most recent public filings 9/16/24.*
17. *Company Preferred dividends paid at a fixed rate of either 14.5% per annum in cash or 16.0% per annum PIK on the Liquidation Preference; compounding and accruing quarterly in arrears. Currently, the Company's Amended Term Loan Agreement prohibits the payment of cash dividends.*

**Excluded from low, high, median and mean data.*

Sources: Bloomberg, Capital IQ.

DRAFT | SUBJECT TO FURTHER REVIEW

Houlihan Lokey | 40

Weighted Average Cost of Capital Calculation (cont.)

Revised for pricing as of 9/16/24

(dollars in millions)

Market Assumptions	
Risk-Free Rate of Return [1]	4.01%
Equity Risk Premium [2]	5.75%
Size Premium [3]	4.70%
Tax Rate [4]	0.00%

Capital Structure Assumptions	
Company Adjusted Taxable Income [5]	$16.3
Company Total Debt [6]	$160.4
Company Dd [7]	$70.8
Company Dnd [8]	$89.6
Total Debt to Total Capitalization [9]	37.0%
Dd to Total Capitalization [10]	16.3%
Dnd to Total Capitalization [10]	20.7%
Total Debt to Equity Market Value	58.8%
Dd to Equity Market Value [10]	25.9%
Dnd to Equity Market Value [10]	32.8%
Preferred Stock to Total Capitalization [9]	0.0%
Equity Market Value to Total Capitalization [9]	63.0%
Preferred Stock to Equity Market Value	0.0%
Cost of Debt [9]	6.9%
Cost of Preferred Stock [9]	NA

Cost of Equity for Computed WACC	
Selected Unlevered Beta [11]	0.81
Computed Levered Beta [12]	1.29
Cost of Equity [13]	16.1%

Computed Weighted Average Cost of Capital | Industry Capital Structure and Cost of Debt	12.7%		
Computed Weighted Average Cost of Capital | Company Capital Structure and Cost of Debt	15.2%		
Selected Weighted Average Cost of Capital Range	**12.50%**	**--**	**14.50%**

1. *Risk-Free Rate of Return as of 9/16/24, based on 20-year U.S. Treasury Bond Yield.*
2. *Based on a review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials.*
3. *Navigator.*
4. *Forward tax rate, per Company management.*
5. *Company LTM Adjusted EBIT is assumed to be a valid proxy for Company Adjusted Taxable Income.*
6. *Company Total Debt refers to total debt amount of Company as of 9/16/24.*
7. *Company Dd refers to Implied Tax-Deductible Debt of Company, which equals the lesser of (a) 30% of Company Adjusted Taxable Income/Cost of Debt, or (b) Company Total Debt. Based on Capital Structure Assumptions.*
8. *Company Dnd refers to Implied Non-Tax-Deductible Debt of Company, which equals Company Total Debt minus Company Dd.*
9. *Based on review of corresponding metrics of selected companies listed on previous page.*
10. *Based on Company's Dd and Dnd and the Capital Structure Assumptions regarding Total Debt to Total Capitalization and Equity Market Value to Total Capitalization.*
11. *Based on review of selected companies' unlevered betas listed on Weighted Average Cost of Capital Calculation page.*
12. *Computed Levered Beta = Selected Unlevered Beta * (1 + ((1 – Tax Rate) * Dd to Equity Market Value) + (Dnd to Equity Market Value) + (Preferred Stock to Equity Market Value)). Based on Market and Capital Structure Assumptions.*
13. *Cost of Equity = Risk-Free Rate of Return + (Computed Levered Beta * Equity Risk Premium) + Size Premium. Based on Market Assumptions.*

Sources: Bloomberg, Capital IQ.

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Houlihan Lokey | 41

Page 1. Executive Summary 3 2. Financial Analyses 9 3. Selected Public Market Observations 32 4. Appendix 38 Weighted Average Cost of Capital Calculation 39 Observed Premiums Paid Analysis 42 Redeemable Convertible Preferred Stock Terms 45 Glossary of Selected Terms 48 5. Disclaimer 51

Observed Premiums Paid Analysis

Announced	Buyer	Seller	Consideration Type	Buyer Share Price 1 Day Before Ann. [A]	Exchange Ratio [B]	Implied Equity Consideration Per Share [A]	Implied Cash Consideration Per Share [B]	Implied Total Per Share Consideration [C] = [A] + [B]	1 Day	15 Day VWAP	30 Day VWAP
				Implied Per Share Consideration [1]		Implied Per Share Consideration [1]			Implied Premium %		
5/29/24	ConocoPhillips	Marathon Oil Corp	Equity	$118.96	0.26	$30.33	$0.00	$30.33	14.7%	15.0%	14.1%
5/16/24	Crescent Energy Co	SilverBow Resources Inc	Equity	$12.25	3.13	$38.28	$0.00 [2]	$38.28	18.3%	16.6%	20.0%
2/21/24	Chord Energy Corp	Enerplus Corp	Cash / Equity	$163.75	0.10	$16.58	$1.84	$18.42	13.9%	18.0%	23.5%
1/11/24	Chesapeake Energy Corp	Southwestern Energy Co	Equity	$77.18	0.09	$6.69	$0.00	$6.69	-2.9%	0.0%	2.1%
1/4/24	APA Corp.	Callon Petroleum Co	Equity	$36.75	1.04	$38.31	$0.00	$38.31	13.9%	14.1%	18.6%
10/23/23	Chevron	Hess	Equity	$166.83	1.03	$171.00	$0.00	$171.00	4.9%	8.8%	10.5%
10/11/23	ExxonMobil	Pioneer Natural Resources	Equity	$108.99	2.32	$253.23	$0.00	$253.23	17.8%	12.3%	9.5% [3]
8/21/23	Permian Resources	Earthstone Energy	Equity	$12.89	1.45	$18.64	$0.00	$18.64	14.8%	15.6%	16.8%
7/13/23	ExxonMobil	Denbury	Equity	$106.49	0.84	$89.45	$0.00	$89.45	1.9%	3.8%	3.4%
5/22/23	Chevron	PDC Energy	Equity	$155.23	0.46	$72.00	$0.00	$72.00	10.6%	12.4%	12.9%
2/28/23	Baytex Energy Corp	Ranger Oil Corp	Cash / Equity	$4.15	7.49	$31.05	$13.31	$44.36	7.4%	7.9%	7.0%
9/6/22	Sitio Royalties Corp	Brigham Minerals Inc	Equity	$25.22	1.13	$28.57	$0.00	$28.57	-2.8%	-3.7%	-1.8%
6/14/22	Hamm Family	Continental Resources	Cash	*NA*	*NA*	$0.00	$74.28 [4]	$74.28	15.2%	5.8%	12.1%
3/7/22	Oasis Petroleum	Whiting Petroleum	Cash / Equity	$144.49	0.58	$83.43	$6.25	$89.68	7.5%	21.1%	24.6%
11/22/21	Paloma Partners VI LLC	Goodrich Petroleum	Cash	*NA*	*NA*	$0.00	$23.00	$23.00	7.0%	6.6%	7.7%
8/11/21	Chesapeake Energy	Vine Energy Inc	Cash / Equity	$55.50	0.25	$13.80	$1.20	$15.00	0.8%	5.2%	5.2%
7/12/21	Penn Virginia	Lonestar Resources US Inc.	Equity	$23.02	0.51	$11.74	$0.00	$11.74	17.4%	12.5%	17.6%
5/24/21	Cabot Oil & Gas	Cimarex Energy	Equity	17.81	4.01	$71.50	$0.00	$71.50	0.4%	1.0%	3.6%
5/10/21	Bonanza Creek Energy	Extraction Oil & Gas	Equity	37.44	1.1711	$43.85	$0.00	$43.85	0.9%	4.4%	7.7%
12/21/20	Diamondback Energy	QEP Resources	Equity	45.84	0.05	$2.29	$0.00	$2.29	-0.8%	-0.9%	11.2%
10/26/20	Contango Oil & Gas	Mid-Con Energy Partners LP [5]	Equity	1.38	1.75	$2.42	$0.00	$2.42	13.9%	6.7%	1.3%
10/20/20	Pioneer Natural Resources	Parsley Energy	Equity	87.05	0.13	$10.90	$0.00	$10.90	7.9%	7.9%	11.9%
10/19/20	ConocoPhilips	Concho Resources	Equity	33.77	1.46	$49.30	$0.00	$49.30	1.4%	6.8%	9.0%
9/28/20	Devon Energy	WPX Energy	Equity	8.82	0.52	$4.56	$0.00	$4.56	2.6%	-0.6%	-4.8%
8/12/20	Southwestern Energy	Montage Resources	Equity	3.04	1.87	$5.67	$0.00	$5.67	-5.0%	14.1%	28.0%
7/20/20	Chevron	Noble Energy	Equity	87.19	0.12	$10.38	$0.00	$10.38	7.6%	11.1%	11.1%
10/14/19	Parsley Energy	Jagged Peak Energy	Equity	16.97	0.45	$7.59	$0.00	$7.59	11.2%	11.9%	4.1%
10/1/19	Citizen Energy	Roan Resources	Cash	0.00	0.00	$0.00	$1.52	$1.52	23.6%	0.3%	6.2%
8/26/19	PDC Energy	SRC Energy Inc	Equity	25.25	0.16	$3.99	$0.00	$3.99	-3.9%	-9.3%	-5.8%
7/15/19	Callon Petroleum	Carrizo [6]	Equity	6.40	1.75	$11.20	$0.00	$11.20	6.7%	11.0%	12.9%
11/19/18	Cimarex Energy	Resolute Energy	Cash / Equity [7]	0.00	0.00	$0.00	$35.00	$35.00	14.8%	14.3%	20.0%
11/1/18	EnCana	Newfield Exploration	Equity	10.24	2.67	$27.36	$0.00	$27.36	35.4%	25.7%	12.2%
8/27/18	Eclipse Resources	Blue Ridge Mountain Resources Inc	Equity	1.68	4.43	$7.44	$0.00	$7.44	35.3%	26.1%	27.2%
8/14/18	Diamondback Energy	Energen	Equity	131.87	0.64	$84.95	$0.00	$84.95	19.0%	15.6%	15.1%
6/18/18	Cox Oil	Energy XXI Gulf Coast	Cash	0.00	0.00	$0.00	$9.10	$9.10	21.5%	18.3%	19.2%
3/28/18	Concho Resources	RSP Permian Inc	Equity	157.00	0.32	$50.24	$0.00	$50.24	29.1%	26.5%	26.6%
								Low	-5.0%	-9.3%	-5.8%
								High	35.4%	26.5%	28.0%
								Median	9.2%	11.0%	11.5%
								Mean	10.6%	10.1%	11.7%

1. Based on press releases for each respective transaction.
2. Shareholders had the option to elect to receive all or a portion of the proceeds in cash at a value of $38 per share, subject to possible pro ration with a maximum total cash consideration for the transaction of $400 million.
3. Premiums based on unaffected share price date of October 5, 2023. Premiums based on date prior to announcement date are 6.7%, 10.3%, and 9.8% for 1 Day, 15 Day VWAP, and 30 Day VWAP, respectively.
4. Reflects the subsequent offer announced on October 17, 2022. The initial offer to acquire the remaining outstanding shares of Continental Resources was made on June 14, 2022.
5. Metrics based on unaffected share price as of 3 business days prior to announcement of the transaction.
6. Exchange ratio based on revised exchange offer announced on November 14, 2019.
7. Per the press release, the shareholders of Resolute Energy have the right to elect their preferred form of consideration between Cimarex shares, cash, or a mix of both. For purposes of our analysis, we are showing the implied premiums based on the cash consideration of $35.00 per common share.
Sources: Capital IQ and press releases.

DRAFT | SUBJECT TO FURTHER REVIEW

Houlihan Lokey | 43

DRAFT | SUBJECT TO FURTHER REVIEW 10.6% 10.1% 11.7% 9.2% 11.0% 11.5% 35.4% 26.5% 28.0% 129.5% 127.6% 112.2% 1-Day 15-Day VWAP 30-Day VWAP Mean Median High Company [1] Observed Premiums Paid Analysis (cont.) Transaction Implied Premium Comparison 1. Implied based on respective VWAP metrics as of 9/17/24 per Bloomberg and the Merger Consideration. Sources: Bloomberg, Capital IQ, and press releases. 132.6% Respective metric as of previous materials dated 9/16/24 122.7% 111.8% Revised for pricing as of 9/17/24 44

Page 1. Executive Summary 3 2. Financial Analyses 9 3. Selected Public Market Observations 32 4. Appendix 38 Weighted Average Cost of Capital Calculation 39 Observed Premiums Paid Analysis 42 Redeemable Convertible Preferred Stock Terms 45 Glossary of Selected Terms 48 5. Disclaimer 51

DRAFT | SUBJECT TO FURTHER REVIEW Selected New Series A Preferred Stock Terms Source: Company management and execution version of Amended and Restated Certificate of Incorporation of Fury Resources, Inc. Issuer  Fury Resources, Inc. Redemption  If Fury does not redeem 50% of the Series A Preferred Stock issued at the closing of the Transaction within 18 months, then the holders of Series A Preferred Stock will acquire an additional board seat giving them control of the Issuer board  On or after the fifth (5th) anniversary of the Transaction closing, the holders of Series A Preferred Stock may demand redemption of such stock. If Issuer does not effect such redemption (a “redemption default”), the Series A Preferred Stock dividend increases by 6% Aggregate Amount  At least $180.202 million (180,202 shares of Series A Preferred Stock) (including $15.00 million (15,000 shares) from potential new buyer, outside of rollover) Security  Series A Preferred Stock Dividends  Dividends at a fixed rate of either 11.0% per annum in cash or 14.0% per annum if accruing, at the option of the issuer. In the event of a redemption default, see above, this increases by 6% Liquidation Preference  Purchase price plus accrued but unpaid dividends Voting Rights  Except for limited negative consent rights and appointing board members, holders of preferred stock have no voting rights with respect to the shares of preferred stock Conversion  Initially convertible into the Issuer’s common stock (“Common Stock”) at a price per share equal to 140% of the price per share at which the Issuer sells Common Stock to investors in connection with the Acquisition (the “Conversion Price”) as set forth below (the “Conversion Shares”); provided that in the event of a redemption default the Conversion Price shall decrease by an amount equal to 20% of the then-current Conversion Price  The Preferred Stock shall be convertible into the Conversion Shares at any time at the option of the holder of Preferred Stock  Upon an initial public offering of the Issuer that yields net proceeds to the Issuer of at least $150,000,000 (“IPO”), the Preferred Stock plus all accrued dividends shall automatically convert into Conversion Shares at price that is the lesser of (i) the Conversion Price or (ii) a 20% discount to the price per share issued in the IPO Anti-Dilution Adjustments  Customary anti-dilution adjustments in the Conversion Price will be made in the event of stock dividend, stock split, reclassification, reorganization, or consolidation Investor Rights  Customary for transaction of this type including, but not limited to, registration rights, preemptive rights, tag along/co-sale rights and information rights Registration Rights  Customary demand registration rights within a reasonable period of time after an IPO, as well as subsequent customary piggyback rights Governance  The Preferred Stockholders shall have the right to appoint two (2) members to the Issuer’s board of directors, subject to a minimum number of shares of Preferred Stock remaining outstanding. In the event 50% of the Series A Preferred Stock is not redeemed within 18 months after the Transaction closing, the Preferred Stockholders shall have the right to appoint one (1) additional board member giving them control of the Issuer’s board  The Preferred Stockholders have customary negative consent rights, including, without limitation, with respect to modifying the size of the Issuer board, issuing additional equity, incurring indebtedness and entering into material transactions 46 Revised (i) decrease in Conversion Price to 20% from 35% previously in the event of a redemption default and (ii) IPO amount to $150 mm from $75 mm previously

DRAFT | SUBJECT TO FURTHER REVIEW Existing Redeemable Convertible Preferred Stock Terms Source: Company public filings. 1. Refers to PDP PV-20 based on a reserve report prepared by an independent reserve engineering firm at the end of a fiscal quarter. Issuer  Battalion Oil Corporation Issuance Date / Maturity Date  Initial issuance of Series A on March 28, 2023; Incremental issuances of Series A-1 on September 6, 2023, Series A-2 on December 15, 2023, Series A-3 on March 27, 2024 and Series A-4 on May 13, 2024 / Matures November 24, 2025 Aggregate Amount  $25 million (25,000 shares) initial Series A issuance; $38 million (38,000 shares) Series A-1 issuance; $35 million (35,000 shares) Series A-2 issuance; $20 million (20,000 shares) Series A-3 issuance; $20 million (20,000 shares) Series A-4 issuance Liquidation Preference  Purchase price plus accrued but unpaid dividends Voting Rights  Holders of preferred stock have no voting rights with respect to the shares of preferred stock other than projection-based veto rights Dividends  Dividends at a fixed rate of either 14.5% per annum in cash or 16.0% per annum PIK on the Liquidation Preference; compounding and accruing quarterly in arrears  Currently, the Company’s Amended Term Loan Agreement prohibits the payment of cash dividends Conversion  Holders of preferred stock may convert their shares into common stock at a conversion ratio (the “Conversion Ratio”) equal to the then applicable Liquidation Preference at the time of conversion divided by the then applicable conversion price ($9.03 per share for Series A; $7.63 per share for Series A-1; $6.21 for Series A-2; $6.83 for Series A-3; $6.42 for Series A-4)  Company has the right to convert outstanding shares of preferred stock into common stock at the Conversion Ratio should the Company meet certain calculated valuation metrics(1) which when divided by the number of outstanding shares of common stock equals or exceeds 130% of the conversion price Redemption Features (Company)  Company has the option to redeem the preferred stock in cash for an amount per share of preferred stock equal to (the “Redemption Price”):  < 120 days following the closing date: 100% of the Liquidation Preference;  On or after 120 days and < 180 days following the closing date: 102% of the Liquidation Preference;  On or after 180 days and prior to the first anniversary of the closing date: 105% of the Liquidation Preference;  After first anniversary and prior to the second anniversary of the closing date: 108% of the Liquidation Preference;  After second anniversary of the closing date: 120% of the Liquidation Preference at such time Redemption Features (Change of Control)  On or prior to 150 days following the issuance date, and at the election of the Company, a cash payment equal to the Liquidation Preference or equity consideration equal to the 107.5% of the Liquidation Preference, or  > 150 days following the issuance date, the Company shall offer each Holder a cash payment equal to the Redemption Price. Holders may elect conversion into common stock at the Conversion Ratio 47

Page 1. Executive Summary 3 2. Financial Analyses 9 3. Selected Public Market Observations 32 4. Appendix 38 Weighted Average Cost of Capital Calculation 39 Observed Premiums Paid Analysis 42 Redeemable Convertible Preferred Stock Terms 45 Glossary of Selected Terms 48 5. Disclaimer 51

DRAFT | SUBJECT TO FURTHER REVIEW  12M refers to Twelve Month  1P refers to proven reserves  A refers to Actual  Adj. refers to Adjusted  Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items  AGI refers to Acid Gas Injection  Avg refers to Average  Bblpd refers to Barrels per Day  Boe refers to Barrels of Oil Equivalent  Boepd refers to Barrels of Oil Equivalent per Day  CAGR refers to Compound Annual Growth Rate  CAPEX refers to Capital Expenditures  CY refers to Calendar Year  DCF refers to Discounted Cash Flow  Disc. refers to discount  E refers to Estimated  EBIT refers to Earnings Before Interest and Taxes  EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization  EPS refers to Earnings Per Share  EV refers to Enterprise Value  FV refers to Fair Value  FY refers to Fiscal Year  G&A refers to General and Administrative  GTO refers to Gathering, Transportation and Other  K refers to Thousand  L5M refers to most recently completed 5-month period  Lbs/ft refers to Pounds per Foot  LOE refers to lease operating expenses  LOS refers to lease operating schedule  LQA refers to Last Quarter Annualized  LTM refers to Most recently completed 12-month period for which financial information has been made public or available, other than for the Company, in which case LTM refers to Latest 12 Months  Mbbl refers to One Thousand Barrels  Mboe refers to One Thousand Barrel of Oil Equivalent  Mcf refers to Thousand Cubic Feet  Mcfpd refers to Million Cubic Feet per day  MM refers to Million  Mmboe refers to One Million Barrels of Oil Equivalent  MMcf refers to Million Cubic Feet  Mo refers to Month  NA refers to Not Applicable  NAV refers to Net Asset Value  NDA refers to Non-Disclosure Agreement Glossary of Selected Terms 49

DRAFT | SUBJECT TO FURTHER REVIEW  NFY refers to Refers to the next fiscal year for which financial information has not been made public, other than for the Company, in which case NFY refers to Next Fiscal Year  NFY+1 refers to Next Fiscal Year following NFY  NGL refers to Natural Gas Liquid  NMF refers to Not Meaningful Figure  NTM refers to Next Twelve Months  NYMEX refers to New York Mercantile Exchange  P&A refers to Plugging and Abandonment  PDNP refers to Proved Developed Non-Producing  PDP refers to Proved Developed Producing  Prem. refers to premium  PROB refers to Probable  POSS refers to Possible  PUD refers to Proved Undeveloped  PV refers to Present Value  PV-10 refers to present value discounted at ten percent  Q refers to Quarter  R/P refers to Reserves/Production  RADR refers to Risk-Adjusted Discount Rates  RAF refers to Reserve Adjustment Factors  RSU refers to Restricted Stock Unit  SPEE refers to Society of Petroleum Evaluation Engineers  SWD refers to Saltwater Disposal  TIL refers to turn-in-line  UCF refers to Unlevered Cash Flow  VWAP refers to Volume-Weighted Average Price  WACC refers to Weighted Average Cost of Capital  WTI refers to West Texas Intermediate  YoY refers to Year-over-Year  YTD refers to Year to Date Glossary of Selected Terms (cont.) 50

Page 1. Executive Summary 3 2. Financial Analyses 9 3. Selected Public Market Observations 32 4. Appendix 38 5. Disclaimer 51

DRAFT | SUBJECT TO FURTHER REVIEW This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Board of Directors (the “Board”) of Battalion Oil Corporation (the “Company”) by Houlihan Lokey in connection with the Board’s consideration of a potential transaction (the “Transaction”) involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials. The materials are for discussion purposes only. Houlihan Lokey expressly disclaims any and all liability, whether direct or indirect, in contract or tort or otherwise, to any person in connection with the materials. The materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and none of the Board, the Company or Houlihan Lokey takes any responsibility for the use of the materials by persons other than the Board. The materials are provided on a confidential basis solely for the information of the Board and may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without Houlihan Lokey’s express prior written consent, except as expressly permitted by Houlihan Lokey’s engagement letter with the Company. Notwithstanding any other provision herein, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of any transaction and all materials of any kind (including opinions or other tax analyses, if any) that are provided to the Company relating to such tax treatment and structure. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. income or franchise tax treatment of the transaction and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. income or franchise tax treatment of the transaction. If the Company plans to disclose information pursuant to the first sentence of this paragraph, the Company shall inform those to whom it discloses any such information that they may not rely upon such information for any purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey is not an expert on, and nothing contained in the materials should be construed as advice with regard to, legal, accounting, regulatory, insurance, tax or other specialist matters. Houlihan Lokey’s role in reviewing any information was limited solely to performing such a review as it deemed necessary to support its own advice and analysis and was not on behalf of the Board. The materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information available to Houlihan Lokey as of, the date of the materials. Although subsequent developments may affect the contents of the materials, Houlihan Lokey has not undertaken, and is under no obligation, to update, revise or reaffirm the materials. The materials are not intended to provide the sole basis for evaluation of the Transaction and do not purport to contain all information that may be required. The materials do not address the underlying business decision of the Company or any other party to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party. The materials do not constitute any opinion, nor do the materials constitute a recommendation to the Board, the Company, any security holder of the Company or any other party as to how to vote or act with respect to any matter relating to the Transaction or otherwise or whether to buy or sell any assets or securities of any company. Houlihan Lokey’s only opinion is the opinion, if any, that is actually delivered to the Board. In preparing the materials Houlihan Lokey has acted as an independent contractor and nothing in the materials is intended to create or shall be construed as creating a fiduciary or other relationship between Houlihan Lokey and any party. The materials may not reflect information known to other professionals in other business areas of Houlihan Lokey and its affiliates. Disclaimer 52

DRAFT | SUBJECT TO FURTHER REVIEW The preparation of the materials was a complex process involving quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaption and application of these methods to the unique facts and circumstances presented and, therefore, is not readily susceptible to partial analysis or summary description. Furthermore, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, the analyses contained in the materials must be considered as a whole. Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view. The materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the participants in the Transaction. Any estimates of value contained in the materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable. Any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold. The materials do not constitute a credit rating. In preparing the materials, Houlihan Lokey has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party and has no obligation to evaluate the solvency of the Company or any other party under any law. All budgets, projections, estimates, financial analyses, reports and other information with respect to operations reflected in the materials have been prepared by management of the relevant party or are derived from such budgets, projections, estimates, financial analyses, reports and other information or from other sources, which involve numerous and significant subjective determinations made by management of the relevant party and/or which such management has reviewed and found reasonable. The budgets, projections and estimates contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material. Houlihan Lokey has relied upon representations made by management of the Company that such budgets, projections and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management (or, with respect to information obtained from public sources, represent reasonable estimates), and Houlihan Lokey expresses no opinion with respect to such budgets, projections or estimates or the assumptions on which they are based. The scope of the financial analysis contained herein is based on discussions with the Company (including, without limitation, regarding the methodologies to be utilized), and Houlihan Lokey does not make any representation, express or implied, as to the sufficiency or adequacy of such financial analysis or the scope thereof for any particular purpose. Houlihan Lokey has assumed and relied upon the accuracy and completeness of the financial and other information provided to, discussed with or reviewed by it without (and without assuming responsibility for) independent verification of such information, makes no representation or warranty (express or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. In addition, Houlihan Lokey has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or any other participant in the Transaction since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to, discussed with or reviewed by Houlihan Lokey that would be material to its analyses, and that the final forms of any draft documents reviewed by Houlihan Lokey will not differ in any material respect from such draft documents. Disclaimer (cont.) 53

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